UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on June 9, 2011

        NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on June 9, 2011, at 10 a.m., local time, at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect three Class III directors to serve until the 2014 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011.

  3.
  To approve an amendment to the Company's 2008 Long Term Incentive Compensation Plan (the "Plan") to increase the total number of shares available for issuance and to approve the Plan for purposes of Section 162(m) of the Internal Revenue Code.

  4.
  To hold an advisory vote on the compensation paid to the Company's executive officers.

  5.
  To hold an advisory vote on the frequency with which the shareholder advisory vote on the compensation paid to the Company's executive officers will be held.

  6.
  To consider a shareholder proposal if properly presented at the Annual Meeting.

  7.
  To consider and transact such other business as may properly come before the Annual Meeting.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will vote in their judgment on those matters.

        Only shareholders of record at the close of business on April 15, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All shareholders are cordially invited to attend the Annual Meeting in person. Any shareholder of record at the close of business on April 15, 2011 attending the Annual Meeting may vote in person even if such shareholder previously signed and returned a proxy.

                      By order of the Board of Directors,

                      Robert S. Ippolito
                       Secretary

Wyomissing, Pennsylvania
May 2, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, YOU CAN ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING YOUR INSTRUCTIONS BY PHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE (NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2011
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 9, 2011.

        Penn National Gaming, Inc.'s Proxy Statement for the 2011 Annual Meeting of Shareholders and the Annual Report for the year ended December 31, 2010, are available via the Internet at https://materials.proxyvote.com/707569.

Page
INFORMATION CONCERNING VOTING AND SOLICITATION	1
Record Date and Shares Outstanding	1
Revocability of Proxies	1
Voting	1
Solicitation of Votes	2
GOVERNANCE OF THE COMPANY	3
Board of Directors	3
Committees of the Board	6
Director Nominations by Shareholders	9
Compensation of Directors	10
Stock Ownership Guidelines	10
Shareholder Access Policy	11
PROPOSAL NO. 1 ELECTION OF CLASS III DIRECTORS	12
Information about Nominees and Other Directors	12
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011	17
PROPOSAL NO. 3 APPROVAL OF AN AMENDMENT TO THE PENN NATIONAL GAMING, INC. 2008 LONG TERM INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO APPROVE THE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE	18
PROPOSAL NO. 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION	20
PROPOSAL NO. 5 ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE	23
PROPOSAL NO. 6 SHAREHOLDER PROPOSAL	24
Proposal from the Shareholder	24
Supporting Statement from the Shareholder	24
Supporting Statement from the Company	25
COMPENSATION DISCUSSION AND ANALYSIS	30
Executive Summary	30
Company Performance	31
Peer Group	33
Overview of Compensation Program	34
Analysis of Compensation	38
Employment Agreements	41
Other Compensation Policies	45
Compensation Committee Report	46
EQUITY COMPENSATION PLAN INFORMATION	47

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Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 9, 2011

        This Proxy Statement and the enclosed Proxy are first being sent or given to shareholders of Penn National Gaming, Inc. (the "Company") on or about May 2, 2011, in connection with the solicitation of proxies for use at the Company's 2011 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 9, 2011 at 10 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

INFORMATION CONCERNING VOTING AND SOLICITATION

Record Date and Shares Outstanding

        The Board of Directors has set the close of business on April 15, 2011 as the record date ("Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 78,647,245 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Quorum for the Annual Meeting

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

In Person or By Proxy

        Each share of the Company's common stock outstanding is entitled to one vote on each matter which may be brought before the Annual Meeting. The shares represented by all valid proxies received by phone, by internet or by mail, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein. If any other matters properly come before the meeting, the persons named in the enclosed proxy or their duly appointed substitutes acting at the meeting will be authorized to vote or otherwise act in their discretion on those matters.

Through Your Brokerage Firm

        In the event that your shares are held in "street name" by a brokerage firm, your brokerage firm is the record holder of your shares but is required to vote your shares in accordance with your instructions. In order to do so, you will need to follow the instructions for voting provided by your broker. In the event that you do not provide the proper voting instructions to your broker, it will only be permitted to vote on "routine" or "discretionary" matters (such as Proposal 2) but will not be permitted to vote your shares with respect to "non-routine" or "non-discretionary" matters (such as Proposals 1, 3, 4, 5 and 6). Prior to 2010, the election of directors was considered to be a "routine" or "discretionary" matter for which your broker could vote your shares without instruction. However, as a result of certain new rules imposed on many brokerage firms in 2010, the election of directors is no longer considered a "routine" or "discretionary" item and your broker may not vote your shares with respect to this proposal. Votes with respect to matters for which brokers do not have discretionary authority to vote are considered "broker non-votes" with respect to such matters. The ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011 is the only routine matter and, if no voting instructions are provided, your broker may vote your shares on this proposal.

Votes Required for Each Proposal

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required
Proposal 1	Election of Directors	The three nominees for director receiving the highest number of votes cast
Proposal 2	Selection of Ernst & Young LLP for 2011	Majority of votes cast
Proposal 3	Amendment to the 2008 Long Term Equity Incentive Compensation Plan and approval for purposes of Section 162(m) of the Code	Majority of votes cast
Proposal 4	Advisory vote on executive compensation	Majority of votes cast
Proposal 5	Advisory vote on frequency of executive compensation vote	Option receiving highest number of votes cast
Proposal 6	Shareholder proposal	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting. The Board knows of no other matters that are likely to be brought before the meeting other than the matters specifically referred to in the notice of the meeting.

Solicitation of Votes

        It is expected that the solicitation of proxies will be conducted primarily by mail. The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the internet. In addition, the Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $20,000, plus reimbursement for out-of-pocket expenses.

GOVERNANCE OF THE COMPANY

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through prudent capital investment, including the development of new facilities, the expansion of existing facilities and the strategic acquisition of existing gaming and racing companies. Existing properties are managed to maximize profitability and free cash flow while at the same time endeavoring to deliver outstanding entertainment experiences for their customers. The Company operates in a highly regulated industry, which demands a correspondingly high level of integrity, transparency and accountability in all key aspects of its operations.

        The Board believes that its structure and composition have been an important element of the Company's growth and success over the years. The Board is composed of individuals who each bring unique talents and perspectives to their service on the Board and, as a group, have a proven track record of effectively working together to responsibly oversee management's operation of the Company so that shareholder value is maximized. In furtherance of this objective, the Board strives to maintain a governance environment where (i) value creation is carefully considered in connection with each major decision made by the Company, (ii) candid and comprehensive disclosure is routinely made available to the Company's shareholders and other investors, (iii) integrity and accountability are integrated into the Company's operations and (iv) the Company continuously seeks to attract, develop and retain the best possible executive talent to manage the Company's operations.

        The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes in law and prevailing practice as well as suggestions from our shareholders and other stakeholders in a manner that we believe will protect and promote the Company's proven track record of growing long-term shareholder value. The Board also monitors and considers the vast amount of commentary that is now produced on the topic of corporate governance, including reports rendered by proxy advisory firms. In doing so, the Board has noted three trends that have made it increasingly difficult to evaluate input from our shareholders: (i) an increasingly dogmatic reliance on the recommendations of proxy advisory firms that are based on a "one-size-fits-all" approach to corporate governance; (ii) the accelerating tendency of "special interest" shareholders, such as unions, who, with virtually no economic stake in the future of the Company, seek to use the governance process as a platform to pursue their own private agendas even where such agendas are directly in conflict with the Company's efforts to generate long-term shareholder value; and (iii) a growing gulf within many shareholder organizations between the interests of those who are responsible for making investment decisions and those who are responsible for making proxy decisions. For example, it is not uncommon for portfolio managers to suggest that they would view it negatively if there were any material changes to the Board or management yet, at the same time, the same organization's governance advisors tell us that their policies require them to withhold votes for the Company's board nominees. These are difficult trends to reconcile; however, the Board believes that they are best reconciled by carefully evaluating each proposal and practice in the context of the opportunities available to the Company and then taking the actions that it believes are most likely to support the Company's overarching goal of continuing to create long-term shareholder value.

Composition

        The Company's Board of Directors currently consists of seven members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Robert P. Levy and Barbara Z. Shattuck; and, if the shareholders elect Saul V. Reibstein at the Annual Meeting, the Board will then consist of eight members. The Board believes that its relatively small size permits each of its members to communicate frequently with management and allows for the calling of meetings on short notice to facilitate the Company's timely consideration of opportunities and challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire new gaming and racing properties, which often arise on relatively short notice in the context of competitive bidding situations. Further, consideration of these opportunities is often complicated by rapidly emerging legislative or regulatory developments or, more recently, distressed financial situations that require a great deal of experience to properly evaluate. By having a relatively small Board with collectively a strong background in capital markets, legal and government affairs, and long-term experience with how the Company operates its properties within the gaming and racing industry, the Board believes its composition is optimized to support and oversee the Company's efforts. The Board has determined that all of the directors and nominees for director, other than Mr. Carlino, are independent under the current Marketplace Rules of The Nasdaq Stock Market (the "Marketplace Rules") and the rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Because of his position as one of five trustees for the Carlino Family Trust, an irrevocable trust (see "Security Ownership of Principal Shareholders and Management" beginning on page 60 of this Proxy Statement), Harold Cramer falls outside the U.S. Securities and Exchange Commission (the "SEC") safe harbor providing that a person will not be deemed an affiliate for purposes of determining audit committee member independence if he or she beneficially owns 10% or less of an issuer's voting stock. Mr. Cramer's voting and investment power in connection with the shares of the Company's common stock held by the Carlino Family Trust is, however, shared with four other trustees. Further, Peter M. Carlino has the sole power to vote the shares held by the Carlino Family Trust, except in the case of a sale of all or substantially all of the Company's assets, a merger where the Company will not be the surviving entity or a liquidation, in which event the trust's shares are voted as determined by a vote of all five trustees. The Board considered Mr. Cramer's beneficial ownership as a result of being a trustee of the Carlino Family Trust and, in light of the identity of beneficiaries and purposes of the Carlino Family Trust, the Board has determined that Mr. Cramer is independent for the purpose of the SEC regulations and the Marketplace Rules.

Board Leadership

        Since the time of the Company's initial public offering in 1994, Mr. Carlino, the Company's Chief Executive Officer, has also served as the Chairman of the Board. The Board believes that Mr. Carlino is best situated to serve as Chairman because of his proven track record of generating significant shareholder value over the years that, in large part, has been based on his vision for the Company and his talent for successfully identifying and developing opportunities in the gaming and racing industry. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of shareholders generally.

        The Board also believes that it has substantial structural mechanisms for effective independent oversight of management's accountability. The Board is predominantly composed of independent directors, and only independent directors serve on each of the Board's committees (as well as one non-director member of the Compliance Committee, as described below). The independent directors meet at least twice per year in executive session. Both the Audit Committee and the Compliance Committee have substantial staff resources to assist them in carrying out their responsibilities. The Company maintains a 27 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 22 person compliance staff overseen by the

Company's Vice President, Chief Compliance Officer, who provides reports to the Compliance Committee. Additionally, since 2003 the Company has retained Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, to serve as the Chairman of the Company's Compliance Committee.

Risk Oversight

        The Company's Board of Directors does not view risk in isolation and recognizes that a prudent of level of risk-taking is an essential element of the Company's competitive strategy. As such, the Board takes an active role in the oversight of risks impacting the Company and the management team is charged with managing such risks. The Board and management work closely to ensure that integrity and accountability are integrated into the Company's operations. In fulfilling its objective, many of the direct oversight functions are performed by two of the Board's committees with support from within the Company, namely, the Audit Committee and our internal audit staff, and the Compliance Committee and our compliance staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct"), which is applicable to all employees of the Company, including the directors, the Company's principal executive officer, the principal financial officer and the principal accounting officer. The Code of Conduct is designed, among other things, to deter wrongdoing and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC, and compliance with applicable laws. The Code of Conduct mandates a 24 hour hotline that any employee, customer or third party can use to report, anonymously if they so chose, any suspected fraud, financial impropriety or other alleged wrongdoing. All calls are handled by the Vice President, Chief Compliance Officer and the Vice President, Internal Audit, as appropriate, who regularly report to the Audit Committee on calls received. A copy of the current Code of Conduct is available on the Company's website at http://www.pngaming.com/main/corporategovernance.shtml.

        The Board regularly reviews the Company's corporate governance practices to evaluate their effectiveness in identifying, assessing and managing risks and to ensure that such practices comply with the requirements of Pennsylvania law (the state in which the Company is incorporated), the Marketplace Rules and SEC rules and regulations.

2010 Board and Committee Meetings

        Each member of the Company's Board is expected to contribute a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held six (6) formal meetings during the fiscal year ended December 31, 2010. During that same period, the Audit Committee held ten (10) formal meetings, the Compliance Committee held four (4) formal meetings, the Compensation Committee held nine (9) formal meetings and the Nominating Committee held one (1) formal meeting. Further, Board members are encouraged to engage in, and regularly do engage in, informal discussions with members of management.

        During the year ended December 31, 2010, each of the Company's directors attended at least 75% of all meetings of the Board and at least 75% of the meetings of each committee of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Six of seven of the Company's directors attended the 2010 Annual Meeting of Shareholders held on June 9, 2010.

 Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating Committee—to assist in achieving its objectives. The specific duties and operation of each committee are described in more detail below.

Audit Committee

        John M. Jacquemin (Chairman), Harold Cramer and Barbara Z. Shattuck are the members of the Audit Committee. The Board has determined Messrs. Jacquemin and Cramer and Ms. Shattuck are independent under the Marketplace Rules and the SEC rules and regulations. Further, the Board has determined that Mr. Jacquemin, the Chairman of the Audit Committee, satisfies the SEC criteria of a "financial expert" and is "financially sophisticated" for the purposes of the Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the current Marketplace Rules, which is available at http://www.pngaming.com/main/corporategovernance.shtml.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

  •
  appoint, compensate and, where appropriate, discharge and replace the Company's independent registered public accounting firm;

  •
  oversee, review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors; and

  •
  maintain free and open communication with and among the independent registered public accounting firm, financial and senior management and the Board of Directors.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Z. Shattuck are the members of the Compensation Committee. The Board has determined that Messrs. Cramer and Handler and Ms. Shattuck are independent for the purposes of the Marketplace Rules and the SEC rules and regulations. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available at http://www.pngaming.com/main/corporategovernance.shtml.

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee and sets meeting agendas. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO and the Senior Vice President, Human Resources, generally attend Compensation Committee meetings, but neither are present for executive sessions or participate in any discussion of their own compensation.

        The Compensation Committee is in charge of reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes as well as periodically reviewing the policies for administration of the Company's executive compensation programs.

        The Compensation Committee is also responsible for:

  •
  assessing the Company's management succession planning;

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  approving the number of incentive awards that the CEO may grant to employees other than executive officers; and

  •
  administering and interpreting the Company's Amended and Restated 1994 Stock Option Plan, as amended, the 2003 Long Term Incentive Compensation Plan and the 2008 Long Term Incentive Compensation Plan.

        The Board of Directors is responsible for setting director compensation as well as adopting the Company's equity compensation plans and any amendments thereto. The Compensation Committee assists the Board in this role by reviewing and recommending the structure and amount of director compensation as well as by reviewing and recommending new equity compensation plans and changes to existing equity compensation plans.

        The Compensation Committee has authority to evaluate the annual performance of the CEO and other executive officers and set their annual compensation, which includes:

  •
  setting salary, bonus, stock options and other benefits; and

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  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of an independent compensation consultant, as discussed below, and sets the compensation of the executive officers (other than the CEO) based on such deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee is authorized to retain the services of an independent compensation consultant or advisor, as it may deem appropriate in its sole discretion, to provide advice and assistance as the Compensation Committee deems appropriate. The Compensation Committee is also free to terminate the services of such independent compensation consultants and advisors and to approve their related fees and retention terms. The Compensation Committee engaged Strategic Apex Group LLC ("Strategic Apex"), a third party executive compensation consulting firm, as its independent compensation consultant for 2010 and 2011 to provide advice and assistance to the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging Strategic Apex, and periodically during the engagement, the Compensation Committee evaluates the independence of such compensation consultant. Such review includes receiving information regarding other services, if any, provided by the compensation consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities.

        As part of its ongoing services to the Compensation Committee, the compensation consultant attends most of the Compensation Committee meetings and supports the Compensation Committee in executing its duties and responsibilities with respect to the Company's executive compensation programs by accumulating and summarizing market data at the request of the Compensation Committee regarding compensation of the Company's executives in comparison to its peer group and others, as appropriate. The compensation consultant also gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The compensation consultant reports directly to the Compensation Committee and has been authorized by them to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the compensation consultant's work for the Compensation Committee.

Compliance Committee

        The Compliance Committee has three members. David A. Handler and Robert P. Levy are the current Board members of the Compliance Committee and Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, is the Chairman of the Compliance Committee. The Compliance Committee operates under a written charter adopted by the Board of Directors.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that would pose a threat to the reputation and integrity of the Company's gaming and racing operations.

Nominating Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Z. Shattuck are the members of the Nominating Committee. The Nominating Committee operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which is available at http://www.pngaming.com/main/corporategovernance.shtml. The Board has determined that Messrs. Cramer and Handler and Ms. Shattuck are independent under the Marketplace Rules and the SEC rules and regulations.

        The Nominating Committee is responsible for identifying and recommending, for the Board's selection, nominees for election to the Board, identifying qualified individuals to become Board members and advising the Board with respect to Board structure, composition and size of the Board and its committees. The Nominating Committee is also responsible for making recommendations on the range of skills and expertise which should be represented on the Board, and the eligibility criteria for individual Board and committee membership. Although the Nominating Committee does not have a formal policy on diversity, per se, it has been the long-standing practice of the Nominating Committee to seek to include on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to generate increased shareholder value.

        The Nominating Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The Nominating Committee has authority to retain and terminate a search firm to assist in the identification of director candidates, including the authority to approve the search firm, fees and other retention terms. The Nominating Committee also has authority to obtain advice and assistance from internal and external legal, accounting or other advisers. In selecting nominees for director, the Nominating Committee considers a number of factors, including, but not limited to:

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  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

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  a candidate's ability to meet the rigorous suitability and filing requirements of all relevant regulatory agencies;

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  a candidate's ability to represent the interests of the shareholders;

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  a candidate's independence from management and freedom from potential conflicts of interest with the Company;

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  a candidate's financial literacy, including whether the candidate will meet the audit committee membership standards set forth in the Marketplace Rules;

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  whether a candidate is widely recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

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  a candidate's ability to work constructively with the Company's management and other directors; and

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  a candidate's availability, including the number of other boards on which the candidate serves, and his or her ability to dedicate sufficient time and energy to his or her board duties.

During the process of considering a potential nominee, the Nominating Committee generally requests additional information about and interviews the potential nominee. Such information would be expected to include the detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the Nominating Committee will also request that the candidate submit to an investigation by the Company's Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional gaming and racing company.

        The Nominating Committee considered the foregoing factors and based on their professional experience, diverse backgrounds and their unique perspectives, recommended the nomination of this year's candidates for election to the Board.

        The Nominating Committee will also consider recommendations of nominees for directors by shareholders. For information relating the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation, may submit director nominations to the Nominating Committee for consideration provided that such recommendations are in proper written form and timely received by the Secretary of the Company. To be timely, a shareholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 60 days before or after the anniversary date, notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs.

        To be in proper written form, a shareholder's notice must contain (i) the name, age, business address and residence address of the recommended nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. In addition, the shareholder's notice must contain (1) the name and record address of such shareholder, (2) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such shareholder, (3) a description of all arrangements or understandings between such shareholder and each recommended nominee and any other person or persons (including their names) pursuant to which the recommendations are to be made by such shareholder and (4) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must also be accompanied by a written consent of each recommended nominee to provide all information necessary to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject and such additional information concerning the nominee as may be requested by the Nominating Committee and/or Board of Directors and being named as a nominee and to serve as a director if nominated and if elected. In evaluating recommendations received from shareholders, the Committee will apply the criteria and follow the process described above. The Company did not receive any nominations from shareholders for the Annual Meeting.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2010, each outside director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee and the Compensation Committee. On January 2, 2010, each outside director also received an award of restricted stock equal to 9,195 shares at the fair market value of $27.19 per share (the closing share price of the Company's Common Stock on December 31, 2009).

2010 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Harold Cramer	70,000	250,012	320,012
Wesley Edens	50,000	250,012	300,012
David A. Handler	60,000	250,012	310,012
John M. Jacquemin	60,000	250,012	310,012
Robert P. Levy	50,000	250,012	300,012
Barbara Z. Shattuck	70,000	250,012	320,012

(1)
The amounts listed above are calculated based on the closing price at grant date. In fiscal 2010, each non-employee director was granted 9,195 shares of restricted stock awards, which for financial statement reporting purposes are deemed to have a grant date fair value of $250,012. At December 31, 2010, the aggregate number of outstanding option awards held by each non-employee director was: Mr. Cramer—200,000; Mr. Edens—0; Mr. Handler—245,000; Mr. Jacquemin—155,000; Mr. Levy—62,500; and Ms. Shattuck—140,000. At December 31, 2010, the aggregate number of outstanding restricted stock awards held by each non-employee director was 18,195 shares each.

Stock Ownership Guidelines

        On December 29, 2008, the Company's Board of Directors established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted stock, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. Current non-employee directors have until December 31, 2011 to achieve this ownership level. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline.

 Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Company's Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS III DIRECTORS

        The Company's Board of Directors currently consists of seven members: Peter M. Carlino, Harold Cramer, Wesley R. Edens, David A. Handler, John M. Jacquemin, Robert P. Levy and Barbara Z. Shattuck; and, if the shareholders elect Saul V. Reibstein at the Annual Meeting, the Board will then consist of eight members. The directors are currently organized into three classes with each class elected to a three year term. Following the shareholder vote at our 2010 Annual Meeting of Shareholders approving an advisory proposal to declassify our Board into one class elected annually, we conducted a thorough analysis of a potential declassification of our Board. In doing so, the Board weighed the advantages that the classified board structure provides to the Company in the highly-regulated gaming and racing industry against the advantages of a declassified board. In particular, the Board considered how its classified structure enhances the directors' ability to engage in the long-term planning and development which has enabled the Company to continue to create a robust development pipeline, including current projects in Kansas and Ohio (see pages 31 through 33 of this Proxy Statement), the value of which the Board does not believe is adequately reflected in the Company's share price at this time. The Board also considered the views and interests of other stakeholders, including those of the principal holder of its Series B Redeemable Preferred shares, which upon conversion could represent up to 27.3 million shares of common stock. Further, the Board considered the Company's proven track record of growing shareholder value and the importance to that effort of the classified board and its willingness to consider sale opportunities when such opportunities are desirable, such as the Company's attempt in 2007 and 2008 to sell the Company at what in retrospect was clearly an attractive price for shareholders. Following such analysis and in light of these considerations, the Board decided to retain the current classified board structure.

Information about Nominees and Other Directors

        The process of identifying board candidates that compliment the experience of our current members and are willing to undergo the tremendous scrutiny of the regulatory process necessary to serve on the Board is difficult and time-consuming. As a result, the Board is continuously considering potential candidates for both succession planning purposes and to enhance the skill set and expertise of our Board through expansion. In 2010, the Board identified such an individual, Saul V. Reibstein, and determined that the Board should be expanded to eight members to provide a board seat to Mr. Reibstein without displacing any of our current Board members. As discussed below, we believe Mr. Reibstein's experience and background will compliment and strengthen our Board. Consequently, three Class III directors have been nominated for election at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in the year 2014 and until their respective successors are duly elected and qualified. The Board has determined that all of the directors and director nominees, other than Mr. Carlino, are independent under the current Marketplace Rules.

Class III Nominees

        The following table sets forth the name, age, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies will be voted in favor of the remaining nominees and may be voted for a substitute nominee or nominees.

Name of Nominee	Age	Principal Occupation	Director Since	Term Expires
Peter M. Carlino	64	Chairman of the Board and Chief Executive Officer of the Company	1994	2011
Harold Cramer	83	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and Chief Executive Officer of the Graduate Health System	1994	2011
Saul V. Reibstein	63	Executive Managing Director of CBIZ, Inc.	Nominee

Nominee Qualifications

        In addition to the qualifications of each nominee for director set forth below, Peter M. Carlino and Harold Cramer are each standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their commitment to service on our Board.

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board and Chief Executive Officer since April 1994. Since 1976, he has been President of Carlino Capital Management Corp. (formerly known as Carlino Financial Corporation), a holding company which owns and operates various Carlino family businesses, in which capacity he has been continuously active in strategic planning and monitoring operations.

        The Board supports and approves the nomination of Mr. Carlino because Mr. Carlino has been the driving force behind the Company's proven track record of growing long-term shareholder value since its initial public offering in 1994. It has been primarily due to Mr. Carlino's vision and leadership that the Company has been able to identify and successfully pursue the development opportunities that have been the basis of the Company's long-term growth. Moreover, as the largest beneficial owner of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP.

        The Board supports and approves the nomination of Mr. Cramer because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included multiple hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provides the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory—affecting the Company.

        Saul V. Reibstein.    Since 2004, Mr. Reibstein has served as a member of the senior management team of CBIZ, Inc., a New York Stock Exchange-listed professional services company, where his current primary responsibility is managing business development on a national basis as Executive Managing Director. Mr. Reibstein has also managed nine business units in CBIZ's Financial Services Group and is part of a team that is responsible for acquisitions of accounting firms for CBIZ on a national basis. Mr. Reibstein also serves as a director of Vishay Precision Group, Inc., where he is the Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Reibstein has over 35 years of public accounting experience, including 11 years serving as a partner in BDO Seidman, LLP, (now BDO USA, LLP) a national accounting services firm, where he was the partner in charge of the Philadelphia office from June 1997 to December 2001 and Regional Business Line Leader from December 2001 until September 2004.

        The Nominating Committee recommended the nomination of Mr. Reibstein, and the Board supports and approves such nomination, because of his:

  •
  familiarity with the Company and the gaming industry as the Company's audit engagement partner at BDO Seidman, LLP, the Company's independent registered public accounting firm from 1998 to 2002;

  •
  extensive accounting, finance and strategic management expertise for both public and private companies, including representation of gaming companies;

  •
  experience in reporting to, and serving on, Audit Committees of publicly-held companies;

  •
  reputation, integrity, judgment, skill and proven leadership ability that meets both the Board's standards as well as the rigorous requirements of the various regulatory bodies with jurisdiction over the Company; and

  •
  financial literacy and financial statement expertise as a licensed CPA that qualify him as a financial statement expert.

Continuing Directors

        The following table sets forth the name, age, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting.

Name	Age	Principal Occupation	Director Since	Term Expires
Class I Directors:
David A. Handler	46	Partner, Centerview Partners	1994	2012
John M. Jacquemin	64	President, Mooring Financial Corporation	1995	2012
Class II Directors:
Wesley R. Edens	49	Founding Principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC	2008	2013
Robert P. Levy	80	Chairman of the Board, DRT Industries, Inc.	1995	2013
Barbara Z. Shattuck	60	Managing Director, Morgan Keegan & Company, Inc., a Regions company	2004	2013

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is a boutique financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. From April 2000 until April 2006, he was a Senior Managing Director at Bear Stearns & Co., Inc. From July 1995 to April 2000, Mr. Handler was employed by Jefferies & Company, Inc. where he became a Managing Director in March 1998.

        The Board supported and approved the nomination of Mr. Handler in 2009 because of his experience in investment banking and capital markets that has included a focus on mergers and acquisitions and other significant transactions. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995 and is President of Mooring Financial Corporation. Mooring Financial Corporation is a group of financial services companies founded by Mr. Jacquemin in 1982 that specialize in the purchase and administration of commercial loan portfolios.

        The Board supported and approved the nomination of Mr. Jacquemin in 2009 because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies. This experience brings unique perspectives to the Board and enhances Mr. Jacquemin's financial sophistication and financial statement expertise, which are necessary to serve as the Chair of our Audit Committee.

        Wesley R. Edens.    Mr. Edens has been a director since 2008. Mr. Edens has been Co-Chairman of the Board of Fortress Investment Group LLC ("Fortress") since August 2009, and he has been a member of the Board of Fortress since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since co-founding the Company in 1998. Mr. Edens is responsible for the Fortress' private equity and publicly traded alternative investment businesses. He is Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Newcastle Investment Corp. and RailAmerica, Inc. and a director of GAGFAH S.A., Springleaf Finance Corporation and Springleaf Finance Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors from October 2002 to January 2007. Mr. Edens also previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); Fortress Investment Trust II, from July 2002 (deregistered with the SEC in January 2011); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009). Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

        The Board supported and approved Mr. Edens' nomination in 2010 because of his significant experience as a chief executive officer and his proven ability to manage multiple properties and businesses. He also has significant capital investment, financing and mergers and acquisitions experience. As part of his role at Fortress, Mr. Edens serves as a director of certain public portfolio companies in which Fortress has an investment, including the Company. Mr. Edens' contribution to the Company's Board is enhanced both by the valuable perspectives he obtains in connection with such other board service as well as by the substantial resources available to him to support his work as a director of this limited number of portfolio companies.

        Additionally, in connection with the termination of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 15, 2007, by and among the Company, certain affiliates of Fortress and certain affiliates of Centerbridge Partners, L.P. ("Centerbridge"), the Company entered into an Investor Rights Agreement with an affiliate of Fortress, an affiliate of Centerbridge, Deutsche Bank Investment Partners, Inc. and Wachovia Investment Holdings, LLC (collectively, the "Investors") providing for, among other things, the appointment of Mr. Edens or, in certain circumstances where Mr. Edens is no longer able to serve in such capacity, a subsequent designee to serve as a Class II director on the Board of Directors (the "Investor Designee"). The Investors will retain the right to appoint an Investor Designee for so long as one or more affiliates of Fortress hold at least two-thirds of the shares of the Company's Series B Redeemable Preferred Stock issued to them; provided that each Investor Designee, other than Mr. Edens, must be recommended to and approved by the

Nominating Committee prior to being nominated for election at a meeting of shareholders. The Company is required to use commercially reasonable efforts to cause the election of the Investor Designee at each shareholder meeting at which an Investor Designee has been recommended by the Nominating Committee and is up for election.

        Robert P. Levy.    Mr. Levy has been a director since 1995. He is a past Chairman of the Board of the Atlantic City Racing Association and served a two-year term from 1989 through 1990 as President of the Thoroughbred Racing Association. Mr. Levy has served as the Chairman of the Board of DRT Industries, Inc., a diversified business based in the Philadelphia metropolitan area, since 1960. He is currently a consultant to Betfair Limited. Mr. Levy is also a past director of Fasig-Tipton Company, an equine auction company. Mr. Levy owns the Robert P. Levy Stable, a thoroughbred racing and breeding operation.

        The Board supported and approved Mr. Levy's nomination in 2010 because of his extensive experience in the horse racing and pari-mutuel industry, the knowledge and insight he brings to the Board in connection with the gaming and racing business in general, and his long-term service to and knowledge of the Company over the years. By virtue of his experience, Mr. Levy has added significant value helping the Company to grow from a single racetrack into a multi-jurisdictional gaming and racing company operating in a highly regulated industry.

        Barbara Z. Shattuck.    Ms. Shattuck has been a director since 2004. She is a Managing Director of Morgan Keegan & Company,  Inc., a Regions company, which is the successor to Shattuck Hammond Partners, an investment banking firm she co-founded in 1993. Prior to 1993, Ms. Shattuck spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982 she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck began her career as a municipal bond analyst at Standard & Poor's Corporation. Ms. Shattuck is a member of the board of directors of Sun Life Insurance & Annuity Company of New York, a wholly owned subsidiary of Sun Life Assurance of Canada.

        The Board supported and approved Ms. Shattuck's nomination in 2010 because of her vast experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011 and the shareholders are asked to ratify this selection. Ernst & Young has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in relation to 2010 and 2009 is as follows:

	Fiscal 2010	Fiscal 2009
Audit Fees(1)	$3,150,682	$2,906,190
Audit-Related Fees(2)	67,500	35,000
Tax Fees(3)	1,170	—

Total Fees	$3,219,352	$2,941,190

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Audit-related fees include fees for accounting consultations and the audit of the Company's 401(k) plan.

(3)
Tax fees include fees for property tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2010, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

 PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE PENN NATIONAL GAMING, INC. 2008 LONG TERM
INCENTIVE COMPENSATION PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND TO APPROVE THE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

        Shareholders approved the 2008 Long Term Incentive Compensation Plan (the "Plan") at our annual meeting of shareholders held on November 12, 2008 with 6,900,000 shares of common stock available for issuance under the plan. As of April 21, 2011, the number of shares that remained available for issuance of future awards was 654,973. If shareholders approve this Proposal, the Plan will be amended to increase the number of shares authorized for issuance under the Plan by 2,350,000 shares to 9,250,000 shares with 3,004,973 shares remaining available for future awards and to increase the "fungible share" ratio from 2.16 to 2.44. The purpose of the "fungible share" feature is to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for the purpose of counting shares available for issuance under the Plan. The theory is that a full value award is worth more than an award payable in shares under an option or stock appreciation right. Awards that are settled in cash rather than shares of stock are not counted against the plan limit.

        As described in detail in the Compensation Disclosure and Analysis beginning on page 30 of this Proxy Statement, we believe that the award of equity compensation is the most critical component of the Company's compensation program and has played an integral part in the increase in shareholder value generated by the Company over the last decade, as illustrated by the total shareholder return table on page 33 of this Proxy Statement. In particular, we think that it is essential at this time to add shares to the Plan to ensure that we have sufficient equity compensation available to attract the additional executive talent that we will need to develop and operate the three new, large-scale gaming facilities in Columbus, Toledo and Kansas City. These properties are expected to generate substantial long-term shareholder value and our ability to attract and retain the necessary executive talent to achieve the most attractive returns may be adversely impacted without the availability of equity compensation.

        We also believe shareholders should approve the amendment to the Plan to add additional shares for our equity compensation for the following reasons:

  •
  performance-based compensation tied to shareholder value fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders;

  •
  equity compensation is a critical tool in the Company's efforts to attract and retain highly qualified employees with the entrepreneurial spirit that we believe is integral to the Company's success;

  •
  the Plan was designed to protect shareholder interests and promote shareholder value with, among other things, vesting schedules to encourage employees to focus on the long-term success of the Company and a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value stock award, as an award of 2.16 shares for purposes of counting the shares available for issuance under the Plan, which will be increased to 2.44 shares if the amendment is approved;

  •
  the Company's average three-year burn rate, the measurement of the annual number of shares the Company issues in the form of equity awards relative to the number of shares outstanding, is a respectable 2.84% when compared to the 4.8% category burn rate cap established by Institutional Shareholder Services (ISS) as the maximum rate for the Company's peer group; and

  •
  the Company has addressed any concerns shareholders may have about dilution through its share repurchase program with over 10.9 million shares of its common stock and common share equivalents repurchased since July 2008, which we believe has more than offset the dilutive impact of all options and other equity awards that have been and may be granted under the Plan.

Accordingly, in this Proposal, shareholders are being asked to approve the amendment to the Plan necessary to increase the number of authorized shares available for issuance, thereby permitting the Board and the Compensation Committee to continue to use performance-based equity compensation as a key component of the Company's overall compensation program. The closing share price of the Company's common stock on April 26, 2011 was $39.92.

Approval for Purposes of Section 162(m) of the Code

        Shareholders are also being asked to approve future performance-based awards made under the Plan for purposes of complying with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, Section 162(m) of the Code does not provide for publicly held companies to have a tax deduction for compensation that is paid to the CEO and the three most highly compensated executive officers other than the CEO (currently excluding the Chief Financial Officer) to the extent such compensation exceeds one million dollars per officer in any year. However, awards made by a publicly traded company pursuant to a performance-based compensation plan that is approved by its shareholders at least every five years will not be subject to the deduction limit. In order to satisfy this requirement, the Company received such approval from shareholders in 2008 when the Plan was initially approved. Given that the Company is requesting that shareholders approve an amendment to increase the number of shares available for issuance under the Plan this year, the Company is also submitting the Plan for shareholder approval for purposes of 162(m) of the Code.

Summary of the Plan

        Approval of this Proposal will (a) increase the number of shares authorized for grant under the Plan by 2,350,000 shares, (b) increase the "fungible share" ratio to 2.44 for all future issuances and (c) approve the Plan for purposes of the performance-based compensation requirements of Section 162(m) of the Code, but will not change any other provision of the Plan. A brief description of the key features of the Plan is attached as Appendix A to this Proxy Statement and is qualified in its entirety by the Plan. A full text of the Plan, as proposed to be amended by this Proposal, is attached as Appendix B to the Schedule 14A filed with the U.S. Securities and Exchange Commission on May 2, 2011. The awards to be issued to the named executive officers, directors and non-executive officer employees under the Plan are discretionary and therefore not determinable at this time.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" the proposal to approve the amendment to the Plan to increase the total number of shares available for issuance and to approve the Plan for purposes of Section 162(m) of the Code.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was enacted on July 21, 2010. The Dodd-Frank Act requires public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's named executive officers at the first annual meeting of shareholders held after January 21, 2011—the so-called "say on pay" vote. Accordingly, this "say-on-pay" proposal is being submitted to you on an advisory basis in accordance with the Dodd-Frank Act, Section 14A of the Securities Exchange Act and the SEC's rules:

        "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2011 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is heavily weighted towards performance-based compensation and, as exemplified by the 64% growth of the Company's common stock over the last two calendar years, the Company's performance supports the compensation paid to executives. We urge you to carefully review our compensation analysis so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You can find a complete discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to named executive officers in 2010 and thus far in 2011 under "Compensation Discussion and Analysis" beginning on page 30.

        Like all companies, the Company's compensation program is the cornerstone of how we attract, motivate and, most importantly, retain our management team. To that end, we have designed a compensation program that is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2010 the total potential compensation opportunity (exclusive of stock option grants) of the Company's Chief Executive Officer consisted of approximately 25% of guaranteed compensation (primarily in the form of base salary) and 75% of potential performance based compensation; and if the Black-Scholes value of stock option grants in 2010 are included, the ratio of performance based compensation to guaranteed compensation is even greater:

Maximum Potential 2010 CEO Compensation (Excluding Stock Options)	Maximum Potential 2010 CEO Compensation (Including Stock Options)

        We believe that the Company's performance over both the long-term and the short-term amply supports the compensation paid to management. As described in detail under "Company Performance" beginning on page 31, the Company continued to generate a positive return for shareholders in 2010, with the Company's stock price closing the year with an approximately 29% return. This follows a 27% return in 2009.

        Further, the Company has continued to outperform its peer group over the long term. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $1,562 on January 1, 2011 versus an average of $266 for the same investment in our peer group companies with comparable trading histories:

Total Shareholder Return vs. Peer Group
1/1/2000 to 1/1/2011

        Accordingly, the actual compensation paid to the Chief Executive Officer in 2010 was heavily driven by the pay-for-performance features of our compensation plan, as illustrated by the charts below:

Actual 2010 CEO Compensation (Excluding Stock Options)	Actual 2010 CEO Compensation (Including Stock Options)

Source: Summary Compensation Table

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance over both the short-term and long-term.

The Board of Directors unanimously recommends that shareholders cast their advisory vote FOR approval of the compensation of the Company's named executive officers described in the Compensation Discussion and Analysis and otherwise disclosed in this Proxy Statement.

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF THE EXECUTIVE COMPENSATION VOTE

        In addition to requiring an advisory vote on the compensation of the Company's named executive officers, the Dodd-Frank Act and Section 14A of the Exchange Act also require us to include in our proxy statement this year a separate non-binding advisory vote regarding whether the non-binding advisory vote on executive compensation should be held every one, two or three years. Accordingly, the Company is presenting this proposal, which gives you the opportunity to inform the Company as to how often you think the Company should include a say-on-pay proposal, similar to Proposal No. 4, in our proxy statement.

        The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by shareholders. However, because this vote is advisory and not binding, the Board may decide to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

        The Board recognizes that there are a variety of views and opinions as to the appropriate frequency for shareholders to vote on the compensation provided to the Company's named executive officers. We believe that our compensation program is carefully structured to provide for predominantly performance-based compensation and that the actual amounts paid are reasonable and consistent with the market and the Company's performance, as described in detail in our "Compensation Discussion and Analysis" on pages 30 through 45. In instances where the Company has made changes to the compensation program, it takes several years to effectively evaluate whether the changes achieve the desired outcomes since such changes need to be measured against the performance of the Company as well as the Company's peers and other applicable benchmarks. We believe that revisiting the issue in less than three year increments will not allow sufficient to time to fully evaluate changes to the compensation program.

The Board of Directors unanimously recommends holding an advisory vote on the compensation of the Company's named executive officers every 3 YEARS.

 PROPOSAL NO. 6

SHAREHOLDER PROPOSAL REQUESTING THAT THE COMPANY ADOPT A MAJORITY
VOTE STANDARD FOR THE ELECTION OF DIRECTORS

        UNITE-HERE (the "Union"), 1775 K Street, NW, Suite 620, Washington, DC 20006, which is the beneficial owner of 135 shares of the Company's common stock, and which intends to hold such shares of the Company's common stock through the date of the 2011 Annual Meeting of Shareholders, such ownership being in excess of $2,000 in market value, submitted the following proposal (the "Union Proposal") and supporting statement:

Proposal from the Shareholder

        RESOLVED, that the shareholders of Penn National Gaming, Inc. (the "Company") recommend that the Board of Directors take the steps necessary to amend the Company's bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement from the Shareholder

        We believe that the accountability of the board of directors to its shareholders is integral to the success of our Company. The election of directors is a fundamental right of shareholders. However when directors are elected using a plurality vote standard, as used by our Company, director elections are less meaningful.

        Under the plurality vote standard, a nominee for the board can be elected with as little as a single vote, even if a substantial majority of the votes cast are "withheld" from the nominee. For this reason, we believe that plurality voting should only be used in contested director elections. We recommend that our Company change its director election vote standard to a majority vote standard, under which a director must receive a majority of the votes cast to be elected. Furthermore we recommend that the Board adopt a director resignation policy requiring that directors who do not receive the required vote for election submit their resignation.

        The proposal topic has gained widespread support among investors. The proxy advisory service, ISS, reports that this proposal received majority support among shareholders voting on the topic in each of the past three years. We believe increased accountability is especially needed at our Company.

Directors Tied to Executives

        Several directors have longstanding ties to the CEO and his family. Cramer is a trustee of the Carlino Family Trust and has sat with Peter D. Carlino on two additional boards. Levy's businesses have bred three race horses with Peter Carlino. Jacquemin was employed by the Carlino Family Corporation in the 1970s.

Executive Compensation

        Penn's directors remain the highest paid directors of publicly traded gaming companies. In 2009, Peter M. Carlino received over $6 million in total compensation. Base salaries for two executives are above the tax deductible cap of $1 million. The personal air travel of executives cost our Company over $267,000 in 2009. Tax gross-ups are provided for certain payments to executives.

Windfall to Executives with a Change in Control

        Penn maintains a single trigger change in control payment that generously pays executives three times their annual base salary and annual cash bonus in the event of a change in control without requiring a subsequent termination to receive payment. The proxy advisory service, ISS, has recommended withhold votes for Directors Shattuck and Handler, because of the single trigger arrangement. Both have received substantial withhold votes in recent elections.

        We urge shareholders to vote FOR this proposal.

Supporting Statement from the Company

        We do not think that the Union Proposal has anything to do with executive compensation, board relationships or accountability, as the Union would have you believe. Reduced to its simplest form, we think the Union Proposal is yet another in a long line of attempts to exert pressure on the Company's management to accept their demand for a lucrative card check arrangement—an arrangement under which employees can be forced into unionized status without the benefit of a secret ballot election and without hearing the employer's or anyone else's side of the story. UNITE HERE, an anti-business labor organization, is selling a product that most modern day employees seem no longer interested in. Unable to garner enough support to win a traditional election, we believe UNITE HERE can only grow their ranks and collect the dues that support their executives by way of a coercive top down approach to gaining new members. In order to implement this top down approach and card check plan, UNITE HERE has declared war on the Company (as well as other gaming companies), employing tactics that clearly demonstrate that they have no concern for employees, shareholders or shareholder value. While the Company maintains good relationships with a number of labor unions, we believe that we must strongly oppose this Union both to protect our employees' right to participate in fair and open union elections as well as to defend against the Union's unwarranted attacks on shareholder value.

        In this instance, we believe that the Union is simply abusing the shareholder proposal process in an effort to pressure management into making decisions that we think are contrary to the best interests of the Company and its shareholders. In doing so, it appears to us that they are attempting to cleverly manipulate shareholders into voting against their own interests by supporting their seemingly innocuous proposals. Unfortunately, following last year's shareholder vote approving their proposal to declassify the Company's board of directors, the Union has grown progressively more emboldened and more destructive. The Company encourages its shareholders to look carefully through the facade of the Union Proposal and instead focus on the actions UNITE HERE has taken against the Company and the implications of such actions for shareholder value. We believe if you do so, you will understand why it is imperative that you cast a vote against the Union Proposal.

        To understand the basis for the Company's concerns, it is useful to briefly review the Union's history and the Company's interactions with the Union, all of which we think clearly demonstrate the Union's desperate need for additional income (i.e. union dues) and its repeated pattern of destructive actions designed entirely to pressure the Company into permitting UNITE HERE to obtain union dues without bothering to hold an election. UNITE HERE was formed in 2004 when the Union of Needletrades, Industrial, and Textile Employees (UNITE) merged with the Hotel Employees and Restaurant Employees (HERE). This merger was a lifeline for HERE, which for years had suffered from allegations of cronyism, financial mismanagement and fraud. See Two Unions in Marriage Now Face Divorce Talks, The New York Times, February 8, 2009; Organization Man, David Moberg, The Nation, July 16, 2001 (available at http://www.thenation.com/article/organization-man?page=0,0). In 1986, the President's Commission on Organized Crime concluded: "During the Commission's investigation it became clear that legitimate trade unionists are aware of the mob ties to HERE International Union and await government action to oust the mob from the union." See The Edge: Organized Crime, Business and Labor Unions, President's Commission on Organized Crime, 1986. By

1995, the government had filed a racketeering lawsuit and installed a federal monitor to oversee the international office of HERE. In 2001 The Nation, a reliable union supporter, noted that the monitor, who had expelled 18 union officials and five other individuals, issued a report that painted a "sordid picture of financial abuse, cronyism, use of union funds for officers' personal expenses, ghost payrolling, undemocratic procedures, minimal training of staff, inadequate auditing, nepotism, questionable charitable contributions, dubious consultant payments and much more under former International president Edward Hanley." Organization Man, David Moberg, The Nation, July 16, 2001 (available at http://www.thenation.com/article/organization-man?page=0,0). The Nation added that Hanley's successor and UNITE HERE's current president for hospitality industries, John Wilhelm, "remains an ardent defender of Hanley."

        At the time of HERE's merger with UNITE, it seemed like a perfect marriage. UNITE was financially strong, even controlling its own bank, but its membership rolls had grown progressively smaller. HERE had a large membership base, but dwindling resources. From the outset, however, the marriage was anything but perfect. UNITE HERE has had well-publicized internal strife, lawsuits and dysfunction. The President of UNITE HERE has publicly conceded that the union is "engaged in a civil war ... with irreconcilable differences," one so heated that violent confrontations have erupted among union officials. Certain Union officials have accused the HERE faction of the Union of spending recklessly, failing to represent their members, squandering resources and, pursuant to a federal lawsuit, inappropriate use of union funds and usurpation of the powers of the elected officials (see Two Unions in Marriage Now Face Divorce Talks, The New York Times, February 8, 2009). In addition to being the subject of criminal inquiries, since 2000, HERE and its successor, UNITE HERE, have participated in over 100 strikes, been the subject of over 1000 Unfair Labor Practice charges, been the subject of over 150 decertification petitions, and are now facing very serious underfunding of the Union's pension (see http://unionfacts.org/).

        In an effort to increase membership and, ultimately, dues, the Union has taken numerous troubling actions aimed at applying pressure on the Company and, even more remarkably, on other labor organizations that are perceived to stand in the way of its crusade:

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  UNITE HERE confirms a national corporate campaign against the Company just as it was becoming a larger, more successful gaming company.  In a 2005 meeting in King of Prussia, Pennsylvania, with the Vice President and Deputy General Counsel of the Company, the Union's Eastern Regional Head indicated that the Company was a target for the Union's card check campaign and that it would not stop the campaign until the card check relationship is accepted by the Company.

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  UNITE HERE purchases 135 shares of the Company's Common Stock in 2006.  Following the Company's refusal to agree to the card check demand, the Union became a shareholder of the Company in September 2006 with the purchase of 135 shares, thereby expanding the Union's available pressure tactics by enabling it to attend shareholder meetings and providing access to the shareholder proposal process—all for a relatively minimal investment and consistent with its approach with other target companies.

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  UNITE HERE attempts to interfere with the Company's purchase of certain properties from Argosy Gaming Company.  In July 2007, the Union attempted to interject itself into the Illinois Gaming Board's review of the Company's request to retain ownership of the Empress Casino in connection with the purchase of Argosy Gaming Company. The Company was eventually permitted to retain the Empress Casino, now Hollywood Casino Joliet, and, despite the challenges that have plagued the Illinois gaming market, it has generated significant revenues for the Company since the acquisition.

  •
  UNITE HERE testified against the Company's participation in Maryland gaming opportunities.  In November 2007, the Union testified at a legislative committee hearing in Maryland in favor of introducing gaming, but specifically against Rosecroft Raceway being included in the legislation due to the Company's proposed purchase of the site at the time.

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  UNITE HERE claimed to be behind efforts to defeat the Company's bid for table games in West Virginia in 2007.  During a July 2008 meeting in Atlantic City, New Jersey, with the Company's President and Chief Operating Officer, the Company's Senior Vice President Human Resources and the Company's Vice President and Deputy General Counsel, an executive of the Union boasted about participating in the defeat of the Company's 2007 campaign to offer table games at Hollywood Casino at Charles Town Races. The voters in West Virginia subsequently approved the Company's request to offer tables games in Charles Town, but not until December 2009. Taking the Union at its word on the defeat of our 2007 table games initiative, the Union cost the Company an estimated $250,000,000 in lost revenue from table games from the period from July 2008 through July 2010. Along with taking credit for this significant setback, the Union representative assured the Company representatives that it would not cease its campaign against the Company until the Company accepted the card check relationship.

  •
  UNITE HERE engages in disruptive organizing tactics.  In their attempts to organize the Company's employees, the Union has engaged in several irresponsible and inappropriate organizing tactics. The Company has received a number of candid reports from employees that representatives of UNITE HERE have been involved in aggressive recruiting and harassment, including repeated and unwelcomed home visits, physically intimidating conduct, late night phone calls and recruiters posing as government officials.

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  UNITE HERE submitted a shareholder proposal for the 2009 Annual Meeting of Shareholders.  In December 2008, the Union submitted a shareholder proposal for the Company's 2009 Annual Meeting of Shareholders, which was subsequently withdrawn, requesting that the Company's shareholder rights plan be withdrawn. The timing of the withdrawal coincided with the well-publicized and documented internal disputes of the Union regarding the failure of the merger of UNITE and HERE to boost membership and dues and the corresponding financial distress.

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  UNITE HERE submitted a shareholder proposal for the 2010 Annual Meeting of Shareholders.  In December 2009, the Union submitted a shareholder proposal for the Company's 2010 Annual Meeting of Shareholders, requesting that the Company de-classify its board of directors into one class with each director elected annually.

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  UNITE HERE attempted to disrupt the Company's efforts to open its new casino in Perryville, Maryland.  During early 2010, the Union continued its attempts to disrupt the Company's growth activities by demanding that the Company execute an extremely one-sided "labor peace agreement" in connection with the opening of a new gaming facility in Maryland. The Union made this demand despite knowing that the Company had already executed a balanced labor peace agreement with a local, credible union coalition comprised of SEATU (a Maryland-based union subsidiary of the Seafarer's union with whom the Company has a national relationship) and the UFCW Local 27 (a Maryland-based union with membership in excess of 25,000 workers in the region). Significantly, the Union rejected the same labor peace agreement signed by SEATU and the UFCW because it would have prohibited the national harassment tactics that the Union is fond of and clearly intends to continue to employ. Following the Union's rejection of the neutrality agreement, the Union attempted to persuade the Maryland State Lottery Commission that the Company was acting in violation of applicable gaming law, despite the Company's clear willingness to offer the Union the same terms agreed to with other union organizations. Finally, failing to persuade the Maryland State Lottery Commission and finding itself on the outside looking in following a secret ballot election by employees overwhelmingly accepting SEATU and the UFCW, the Union focused intense and inordinate efforts on disrupting this small facility (less than 200 union members) by picketing the facility opening and by contacting employees at home (following an intrusive Freedom of Information Act request to obtain personal information about facility employees).

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  UNITE HERE filed an unfair labor practice claim against the Company as well as fellow labor organizations in connection with the opening of our facility in Perryville, Maryland.  Following their inability to garner sufficient employee support for an election at this facility, on December 26, 2010, the Union filed various unfair labor practice claims with the National Labor Relations Board against the Company as well as the two local unions who won their representation elections with the Perryville employees by a significant margin. The Company believes that the objectives of these claims are to disrupt this new operation and to give the Union a second chance at representation by seeking another near term election with the same employees. The vast majority of the Union's allegations were summarily dismissed.

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  UNITE HERE claims a "proven track record of working with Penn shareholders to enhance shareholder value" despite actions directly to the contrary.  Ironically, after all of their efforts to pressure the Company, inhibit growth opportunities, stall the openings of facilities and prevent the introduction of table games, the Union purports to be focused on enhancing shareholder value. In a letter to the U.S. Securities and Exchange Commission (SEC) dated February 24, 2011 attempting to refute the Company's position that the Union Proposal is part of an ongoing personal grievance, the Union claimed to have a "proven track record of working with Penn shareholders to enhance shareholder value" because, among other reasons, "[l]ast year at Penn's 2010 Annual Meeting, UNITE-HERE's proposal to declassify the board of directors won the support of a majority of shareholders." Notably, despite being given multiple opportunities, the Union failed to refute a single fact (including much of the information provided above) regarding its unyielding history of harassment of the Company. We believe that the Union should be held accountable to shareholders for its destructive actions, particularly given its self-proclaimed role as an advocate for shareholder value. Further, we do not believe that the Union should be interpreting a successful shareholder vote on one of their proposals as an endorsement of their actions or a call for more aggressive tactics against the Company; but their express statements and past actions support that is exactly what they are doing.

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  UNITE HERE presented information against the Company at a Maryland legislative committee hearing on support for race tracks.  Just a mere two weeks after the Union touted to the SEC its supposed "proven track record" of enhancing shareholder value, the Union presented a self-styled "Legislative Research Report" prepared by UNITE HERE's "legislative research group" entitled Penn National: Broken Promises and Hardball Tactics at a legislative committee hearing on providing support for race tracks in Maryland, which includes the Company's recent purchase of Rosecroft Raceway. This "report" attempts to paint the Company as dishonest by purporting to describe various past events involving the Company. In our view, however, the Union's recitations are rife with intentionally misleading inaccuracies and statements deliberately taken out of context. Quite simply, we believe the report is a malicious attempt to damage the Company's operations and growth initiatives in Maryland and across the country thereby directly harming shareholder value. It is also a technique that is not new to UNITE HERE—they have published similar self-serving reports with respect to Pinnacle Entertainment, Inc., Harrah's Entertainment, Lakes Entertainment, Revel Entertainment Group and Tropicana Entertainment. The Company believes that the timing of this latest action by the Union is particularly brazen given that it clearly shows a disregard for shareholder value at a time that it is asserting exactly the opposite to the SEC as described above. This latest development is, in our view, virtually dispositive of the Union's motives with respect to the Company and its utter disregard for shareholder value.

        Given all of the Union's past actions against the Company, we think it is clear that the Union's only "proven track record" over the past five years is their repeated attempts to pressure and distract the Company's management—all to the detriment of the Company's growth, prospects and efforts to increase shareholder value. In reality, it is the Company's management team that has the proven track record of delivering results that increase shareholder value such as successfully adding table games to Hollywood Casino at Charles Town and opening Hollywood Casino Perryville, despite the efforts of UNITE HERE to interfere with these notable accomplishments.

        We think it is also clear that the Union is trying to use the shareholder proposal process to further its own agenda and doing so in a manner that evidences an utter disregard for shareholder value. In fact, we find it dispositive of their intentions that they have had thirty days to comment on this supporting statement and have chosen not to deny or contest any of the Company's views on this matter. Further, we believe that they are using shareholder support for their previous proposal as an invitation to intensify their destructive corporate campaign. We urge shareholders to consider the source of the Union Proposal as well as the underlying motives of UNITE HERE. We further encourage shareholders to carefully assess the recommendation of the real and proven stewards of shareholder value—the Board and the Company's management team.

        The Board of Directors unanimously recommends that shareholders vote "AGAINST" Proposal No. 6.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "executives" and "executive officers" refer to the Named Executive Officers of the Company as set forth in the Summary Compensation Table, which appears on page 48 of this Proxy Statement.

Executive Summary

        In 2010, the Company's share price appreciated approximately 29% over the course of the year. In large part, we believe this increase was driven by management's accomplishments across a broad array of initiatives. As described in more detail below, the Company significantly outperformed its adjusted EBITDA targets due to a combination of revenue growth and margin improvement. The Company successfully expanded several existing properties, opened one new gaming facility and made significant progress towards the planned opening of three additional large scale gaming facilities in 2012. In addition, the Company acquired an interest in its first Las Vegas-area gaming property, entered into a joint venture to pursue gaming opportunities in the State of Texas and purchased an additional racetrack in Ohio that has the potential to benefit from proposed video lottery terminal legislation. Finally, reflecting the Company's commitment to prudent capital management, the Company took several steps to strengthen its capital structure, including making significant equity repurchases and utilizing its strong free cash flow to quickly retire outstanding debt. We believe that the 29% appreciation in the Company's share price in 2010 is particularly notable given that it follows a 27% increase in 2009.

        Since our executive compensation program is strongly rooted in a pay for performance philosophy, total compensation for executive officers also increased in 2010. The increase was driven by several factors, which we believe to be almost entirely related to performance. Due to the exceptional operating results, all executives earned the maximum bonus under the internal measure of our annual incentive plan as the Company's adjusted EBITDA substantially exceeded its initial adjusted EBITDA target. The value of the executive's equity grants also increased due to the increase in the Company's stock price. We should note, though, that since the number of shares granted to executives does not change from year to year, the increase in equity compensation was driven entirely by the increase in the Company's share price, not because the size of the option grants changed. Base salaries for executive officers increased by 3% for 2010, which is the same increase received by the Company's corporate staff generally and consistent with national averages.

        The increase in total compensation was offset by a decrease in the external measure portion of the annual incentive plan. With the adoption of the TSR Plan (defined below), the external measure of our annual incentive plan now measures the Company's performance against not just its industry peer group but also a broader group of consumer spending dependent businesses and the overall S&P 500. The Company continued to perform well against its peers, where the Company's share price growth exceeded the median growth rate of its peer group over both the past three and five year periods. Over the one year period, the Company's share price, despite its 29% increase in 2010, did not exceed the median growth rate due to the very strong returns from companies who were able to secure the first investment opportunities in the Macau and Singapore markets as well as the strong equity returns from several more highly leveraged competitors whose higher debt levels facilitated higher equity returns. The Company's share return, however, did compare favorably to the overall market's return in 2010, as evidenced by the 15.1% growth rate of the S&P 500 in 2010 compared to the 29% growth rate of the Company's shares.

        The compensation paid to our Chief Executive Officer remains reasonable and appropriate in light of the Company's scale and performance and continues to reflect our pay for performance philosophy. In 2010, Mr. Carlino's base salary increased by 3% from the prior year, his internal measure bonus increased by 54%, his external measure bonus decreased by 45%, the number of options granted to him remained unchanged from prior years and his other compensation increased by less than $50,000. Accordingly, his overall compensation (exclusive of the non-cash charge for stock options) increased by 0.7% despite the Company's 29% share return over the same period.

        As discussed below, we do not consider the Black-Scholes value ascribed to stock options to be a valid indicator of value for compensation purposes for a number of reasons, including, among others, that the Company's share price would have to increase by 47.5% for the options granted to Mr. Carlino in 2010 to have a realizable value equal to the Black-Scholes value on the Summary Compensation Table. In fact, we seek to widely distribute options as we believe them to be the most effective means to align employee and shareholder interests, with the grant to the Chief Executive Officer representing approximately 16% of the options granted in 2010. Nonetheless, even if we take into account the Black-Sholes value of stock option grants, Mr. Carlino's total compensation decreased by 2% over the last five years as compared to the 6.7% increase in the Company's share price over the same time period.

Company Performance

        In 2010, the Company successfully completed, or made significant progress on, a number of operational, developmental and financial initiatives that drove, and are expected to continue to drive, increases in the Company's share price. From an operational perspective, management carefully reviewed every facet of our operations in light of current economic conditions with a view towards lowering costs without sacrificing competitiveness. The result was that by the end of 2010 ten of our fifteen gaming properties successfully increased adjusted EBITDA margins and nine of our fifteen properties generated year-over-year improvements in adjusted EBITDA. These initiatives, together with the developmental accomplishments noted below, helped the Company significantly exceed its 2010 adjusted EBITDA target of $563.0 million.

        The Company also completed significant expansions in West Virginia, Pennsylvania, Illinois and Indiana in 2010. In West Virginia, the Company added 85 table games and 27 poker tables to Hollywood Casino at Charles Town Races and transitioned the facility to the Hollywood Casino brand. In Pennsylvania, the Company added 42 table games and 16 poker tables to Hollywood Casino at Penn National Race Course. In Illinois, the Company opened a completely rebuilt land-based pavilion and a new indoor parking facility following the devastating fire that destroyed a significant portion of the Joliet property in March 2009. In Indiana, the Company completed several important new amenities, including significantly expanded meeting space, a new steakhouse, a mid-priced buffet and the very popular "Boogie Nights" nightclub.

        On the development front, the Company opened the first video lottery facility in the State of Maryland. In September 2010, the new Hollywood Casino Perryville in Cecil County, Maryland opened to the public with a 75,000 square foot Hollywood themed facility featuring 1,500 video lottery terminals, food and beverage offerings, and parking. The speed at which the Company developed this project enabled the Company to open ahead of schedule, and we accordingly expect the Company to generate relatively high returns on this project prior to the opening of other facilities located in areas nearer to more densely populated areas of the state.

        With respect to pending development projects, the Company and its partner, International Speedway Corporation, an affiliate of NASCAR® racing, broke ground on a new gaming facility in the second quarter of 2010 with a planned opening in the first quarter of 2012. The approximately $411 million Hollywood- themed destination facility, inclusive of land and licensing fees, overlooking Turn 2 at Kansas Speedway will feature a 82,000-square-foot casino with 2,000 slot machines, 52 table games, 12 poker tables, a high-energy lounge and a variety of dining and entertainment options.

        In Ohio, construction in Toledo is well underway on the new Hollywood Casino designed to include a 125,000 square foot casino floor with up to 2,000 slot machines, 60 table games and 20 poker tables, a 2,500 space parking garage, plus food and beverage outlets and entertainment lounge with an expected $300 million investment. In Columbus, in response to concerns raised by local community leaders after the November elections, the Company led the effort to relocate the previously approved gaming site to the former Delphi Automotive plant on Columbus' west side. The Company completed the successful remediation of an array of environmental issues and is now in the process of obtaining the state and local permits necessary to commence construction of a $400 million Hollywood Casino that is expected to have a 180,000 square foot casino floor with up to 3,000 slot machines, up to 70 table games and 30 poker tables, a 4,000 space parking garage, plus food and beverage outlets and entertainment lounge.

        The Company also continued to look for and obtain new opportunities for growth in 2010. Most notably, in October 2010, the Company purchased the outstanding bank and subordinated debt of the M Resort Spa Casino for $230.5 million, which it expects will be converted into ownership of the M Resort following approval by the Nevada regulatory authorities. The M Resort, opened in February 2009 at an original cost of over $1 billion, features over 92,000 square feet of gaming space, 390 guest rooms and suites, nine restaurants and five destination bars, more than 60,000 square feet of meeting and conference space, a 4,700 space parking facility, a spa and fitness center and a 100,000 square foot events piazza.

        In September 2010, the Company announced that it entered into a joint venture to own and operate the Sam Houston Race Park in Houston, Texas, the Valley Race Park in Harlingen, Texas and a planned racetrack in Laredo, Texas. The Company closed the transaction on April 8, 2011 following the approval of the Texas Racing Commission. The joint venture intends to work collaboratively to strengthen and enhance the existing racetrack operations as well as pursue other opportunities, including the potential for gaming operations at the pari-mutuel facilities, to maximize the overall value of the business.

        With respect to capital market initiatives, the Company continued to be prudent and opportunistic in the management of its capital structure. In 2010, the Company repurchased $22.5 million face value of its Series B Redeemable Preferred Stock at a substantial discount, and repurchased 1,526,400 shares of its common stock at an average price of $23.49 per share. The Company also terminated early the portion of its revolving credit facility that was due to expire in October 2010 and, due to the Company's strong free cash flows from operations, by year end had already repaid $85 million of the $145 million drawn on the remaining portion of its revolving credit facility to help fund the M Resort debt purchase.

        As a result of the Company's accomplishments in 2010, the Company continued to generate a positive return for shareholders, with the Company's stock price closing the year with an approximately 29% return for the year. This follows a 27% return in 2009. Accordingly, the Company continued to outperform its peer group over the long term. As demonstrated in the chart below, an investment of $100 in the Company made on January 1, 2000 would have been worth $1,562 on January 1, 2011 versus an average of $266 for the same investment in our peer group companies with comparable trading histories:

 Total Shareholder Return vs. Peer Group
1/1/2000 to 1/1/2011

        For a complete discussion of the Company's performance in 2010, reference should be made to Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 35 to 65 of the Company's Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Peer Group

        With respect to the Company's peer group, we review the peer group at the beginning of each fiscal year to determine whether any changes are warranted from the prior year's peer group. As a general matter, we have determined that the appropriate peer group for the Company consists of the largest companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruiting and retention purposes. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from other gaming operations. In addition, since gaming and racing are highly regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the State Police, or an equivalent investigatory agency, of their personal financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to consist mostly of individuals who are already working within the gaming industry and among our peer group.

        For 2010 and 2011, we confirmed that the peer group to be used for benchmarking purposes would consist of Ameristar Casinos, Inc., Boyd Gaming Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd. In addition, we take into consideration any available compensation data from Trump Entertainment Resorts, Inc., which entered into bankruptcy in 2009, as well as Harrah's Entertainment, Inc. and Station Casinos, Inc., each of which were taken private but continue to file periodic reports under the Exchange Act.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and further its strategic interests. Specifically, the Company's compensation objectives are as follows:

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  Attract and retain the best possible management team for the Company to increase shareholder value and preserve the Company's credibility in the capital markets.

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  Create a pay for performance compensation program that will incentivize management to perform across a range of business and economic circumstances.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

        The Company intends to maintain an executive compensation program that will help it attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company provides a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Pay received by the executives will be commensurate with the performance of the Company, the business unit they are part of, and their own individual contribution.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance based compensation but utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments and appropriately considers each of the principal objectives of the Company's business strategy. In 2010, the total potential compensation opportunity (exclusive of stock option grants) of the Company's Chief Executive Officer consisted of approximately 25% of guaranteed compensation (primarily in the form of base salary) and 75% of potential performance based compensation.

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 38 for a discussion of the specific actions taken with respect to executive compensation in fiscal year 2010 and thus far in 2011. For a detailed description of the Compensation Committee's role and responsibilities, as well as the retention and use of our independent compensation consultant, Strategic Apex Group, please see "Compensation Committee" beginning on page 6.

        Base Salary.    The base salary of each named executive officer is targeted to approximate the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We target the 50th percentile in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Incentive.    The Company's annual incentive plan is designed to incentivize the executive officers and other members of management to achieve the objectives that we believe are most likely to increase shareholder value without undermining the Company's credibility in the capital markets, which is critical to fund capital intensive future growth opportunities at the lowest possible cost of capital. To ensure that such executives are appropriately incentivized across a variety of business and economic conditions, we set one measure referenced by an internal goal and another measure referenced by one or more external goals based on the Company's performance against its peer group and other external benchmarks. We believe that the best internal measures of performance are focused on earnings while external measures should expand and further align management and shareholder interests by focusing on shareholder value. Accordingly, in 2010, we utilized an internal and an external measure to determine the annual incentive opportunity for our executives.

        For 2010, the internal measure for the annual incentive plan provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year. Conceptually, the term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles, or GAAP, we base our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, depreciation and amortization, gain or loss on disposal of assets and other non-recurring events, and inclusive of gain or loss from the Company's joint ventures. Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement.

        We set the ranges of bonuses payable pursuant to the internal measure for each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group. The following table shows the range of awards payable pursuant to the internal measure for each executive as a percentage of annual base salary for the 2010 and 2011 fiscal years:

Executive	Threshold Bonus	Target Bonus	Maximum Bonus
Chairman and Chief Executive Officer	50%	100%	150%
President and Chief Operating Officer	42.5%	85%	127.5%
Senior Vice President and Chief Financial Officer	37.5%	75%	112.5%
Senior Vice President and General Counsel	25%	50%	75%
Senior Vice President of Corporate Development	25%	50%	75%

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any required adjustments under the 2008 Long-Term Incentive Compensation Plan (the "2008 Plan") for certain extraordinary or unforeseen events. For any portion of executives' annual incentive bonuses to be paid with respect to the internal measure, the Company must achieve a threshold amount of adjusted EBITDA. This threshold was set at 10% less than the adjusted EBITDA goal in 2010 and 2011. In order for the maximum amount of compensation to be paid, the Company must meet or exceed the maximum amount of adjusted EBITDA. This maximum was set at 5% more than the adjusted EBITDA goal in 2010 and 2011. We have discretion to pay this award in cash, equity or any combination of cash and equity.

        In 2010, we utilized a total shareholder return metric for our external measure for the first time. Prior to 2010, we used a free cash flow measure compared to the industry peer group results as our external measure. While we continued to believe in the relevance of utilizing free cash flow to measure performance, that metric proved difficult for comparability purposes to use as a practical matter. In considering a new metric for this purpose, we wanted a metric that, like free cash flow per share, was highly correlated to shareholder value. We concluded that using total shareholder return as the metric for comparing the Company's performance to that of its peers fulfills this objective. Further, and especially in light of the recent turbulence in the economy and financial markets, we thought shareholders would appreciate a broad based program that not only measured the Company's performance against its peer group, but also across the range of the other investment opportunities that shareholders consider in deploying their capital. To this end, we designed the 2010 external measure for the annual incentive plan to be based on how the Company's total shareholder return compared to the total shareholder return of companies included in three different indices: (a) the Company's industry peer group; (b) the S&P Leisure Time Select Industries Index; and (c) the S&P 500. We refer to this external measure for the annual incentive compensation plan as the total shareholder return plan (the "TSR Plan"). Total shareholder return, or TSR, is an indicator of a company's overall performance and, as used in connection with the TSR Plan, means the total return measured by share price movements on an investment in the stock of a public company over a specified period, taking into account the reinvestment of dividends, if any.

        Under the TSR Plan, the payment of incentive bonuses is based on the Company's share performance over a one, three and five year period as compared against the TSR of the companies listed in each index. Accordingly, as shown in the table below, TSR is measured against nine benchmarks: the median of the one, three and five year TSR for the Company's peer group and for the S&P Leisure Time Select Industries Index and the one, three and five year TSR for the S&P 500:

Index	1 Year TSR	3 Year TSR	5 Year TSR
Industry	Exceed Median	Exceed Median	Exceed Median
S&P Leisure Time Select Industries Index	Exceed Median	Exceed Median	Exceed Median
S&P 500	Exceed Index	Exceed Index	Exceed Index

        The Company's share performance is required to exceed the applicable target for any portion of the external measure bonus to be paid. For each target exceeded, the executive will receive an amount equal to the bonus per target noted below, with a maximum bonus only paid if all nine targets are achieved. We have discretion to pay the external measure bonus in cash, equity or any combination of cash and equity. The bonus per target and maximum bonus payable under the TSR Plan for 2010 and 2011 for each named executive officer as a percentage of annual base salary is as follows:

Executive	Bonus Per Target	Maximum Bonus
Chairman and Chief Executive Officer	16.7%	150%
President and Chief Operating Officer	14.2%	127.5%
Senior Vice President and Chief Financial Officer	12.5%	112.5%
Senior Vice President and General Counsel	8.3%	75%
Senior Vice President of Corporate Development	8.3%	75%

        Equity Compensation.    We believe that the award of equity compensation is the most critical component of the Company's executive compensation program because equity compensation most directly ties executive compensation to management's ability to increase shareholder value, with respect to which, as illustrated by the total shareholder return table on page 33 of this Proxy Statement, the

Company has historically outperformed its peer group. Our experience shows us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that a portion of each executive's compensation package, particularly stock options, will grow in value as shareholder value is increased—even for executives who already hold a sizable number of shares of the Company, such as Mr. Carlino. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan approved by shareholders at the 2008 Annual Meeting of Shareholders, awards to employees are administered by the Compensation Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years for options) before all or a portion of their awards may be settled. The 2008 Plan neither permits the exercise price of outstanding stock options or stock appreciation rights to be reduced nor permits the grant of discounted stock options or stock appreciation rights. In addition, the 2008 Plan does not provide for cash dividends or the equivalent, except with respect to restricted stock awards. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.16 shares (which will be increased to 2.44 shares if shareholders approve Proposal No. 3) for purposes of counting the shares available for issuance under the 2008 Plan; provided that awards settled only in cash are not counted against the 2008 Plan limit.

        To counter the dilutive effects of equity compensation, on July 3, 2008, the Company announced the Board's authorization to repurchase up to $200 million of the Company's common stock through July 2010 through open market or privately negotiated transactions, subject to applicable securities laws and appropriate market conditions. On June 9, 2010, our Board of Directors renewed and replaced this repurchase program by authorizing the repurchase of up to $300 million of our Common Stock effective immediately and continuing until the Annual Meeting of Shareholders in 2011, unless otherwise extended or shortened by the Board of Directors. In aggregate, the Company has repurchased over 10.9 million shares of its common stock and common share equivalents since July 2008, which it believes has more than offset the dilutive impact of all options and other equity awards that have been and may be granted under the 2008 Plan. By way of contrast, the 2008 Plan (inclusive of shares being requested in Proposal No. 3) only authorizes equity awards for a maximum of 8.5 million shares of common stock.

        In determining the amount of shares subject to options granted under the 2008 Plan, we seek to grant a fixed number of stock options to employees, including the named executive officers, unless individual performance or Company performance merits an adjustment from such amount. We believe that this fixed approach to equity compensation has helped account for the stability that the Company has experienced in its executive management team. By providing a reasonable and predictable amount of equity compensation each year, we have generally been able to retain and strengthen the Company's executive management team through both up years and down years and through, most notably, the extraordinarily long period during which the merger transaction with Fortress and Centerbridge (the "Merger") was pending. In addition, we believe that the fixed grant approach is better for shareholders than an approach that seeks to obtain a particular dollar target based on the presumed value of an option on the date of grant. Under the latter approach, while the amount of stock options needed to meet such target decreases as stock price rises, the reverse is true in declining markets—as stock price declines, the amount of stock options needed to meet such targets increases, exacerbating the dilutive impact of the options. In our view, dollar-based stock option grants are not desirable especially in light of the fact that stock options by their very nature are designed to provide compensation to executives only to the extent that the stock price rises above the exercise price. As shown by market trends over the last few years, such compensation is by no means guaranteed. Further, we do not consider the ASC 718 value of the stock options because we do not believe that the value assigned for this purpose provides as meaningful an indication of value to an executive (particularly in the context of attracting and retaining executives) as reflected for accounting purposes.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective non-qualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a match of up to 5% of the base salary and annual bonus that an executive defers under the plan. All amounts deferred by the executive are notionally invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 53 of this Proxy Statement.

        Benefits and Perquisites.    We believe that executives should be offered customary benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive practices among the Company's peer group and, in certain circumstances, may address a particular reasonable issue or concern of an executive. The standard benefits offered to all of the Company's employees include medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by the Company. The Company also provides certain executive officers with the following supplemental benefits and perquisites: life insurance coverage, country club membership, reimbursement for automobile usage, and reasonable personal use of Company aircraft. All such supplemental benefits and perquisites are subject to applicable federal, state and local taxation and the specific detail on the payment of supplemental benefits and perquisites in 2010 can be found on page 49 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    For 2010, we reviewed the base salary of each named executive officer against the base salaries of similarly positioned executives in the Company's peer group and in light of the individual qualitative factors described above. After this review, we deemed it appropriate to increase each executive officer's base salary by 3%. This increase is the same as the general base salary increase received by all of the Company's corporate employees in 2010, which we believe is consistent with national averages and is warranted both because it appropriately rewards the general corporate staff for helping the Company continue to generate strong free cash flows and create new opportunities for future share appreciation as well as being critical to retaining current employees and attracting future candidates for employment with the Company. Following this increase, the base salary of the Chief Executive Officer was at the 62nd percentile relative to similarly positioned executives in the Company's peer group (based on information in the peer group Company's 2010 proxy statements), and the base salaries of the other named executive officers ranged from the 25th percentile to the 77th percentile.

        For 2011, we conducted a similar review of base salaries. Based on our review, we deemed it appropriate to increase the base salary of the Chairman and Chief Executive Officer's and the President and Chief Operating Officer by 3%, which is the same base salary increase generally received by the Company's corporate staff. We increased the base salary of the Senior Vice President and

General Counsel and the Senior Vice President of Corporate Development by 12%. These increases were based on our desire to bring their base salaries in line with the 50th percentile for the average of similarly situated executives in the Company's peer group as well as to recognize their continuing exceptional efforts on behalf of the Company. We also determined to increase the base salary of the Senior Vice President and Chief Financial Officer by 42%. We believe this adjustment was warranted due primarily to the fact that, over his ten years of service to the Company, his role with the Company has grown substantially beyond the customary duties of a chief financial officer. He has repeatedly proved to be instrumental in formulating and implementing many of the Company's notable accomplishments with respect to its operations, development program and capital markets activities. He also is the Company's principal spokesmen to the investment community and has a proven track record of credibly and comprehensively providing investors clear, concise and transparent communication about the Company's operating performance. After giving effect to these salary adjustments, the 2011 base salary of the Chief Executive Officer is at the 64th percentile relative to similarly positioned executives in the Company's peer group (based on information in the peer group Company's 2010 proxy statements), and the base salaries of the other named executive officers ranged from the 33rd percentile to the 74th percentile.

        Set forth below are the 2011 base salaries for each of the named executive officers:

Executive	2011 Salary	Percentage Increase over 2010 Base Salary
Chairman and Chief Executive Officer	$1,704,654	3%
President and Chief Operating Officer	$1,365,909	3%
Senior Vice President and Chief Financial Officer	$1,100,000	42%
Senior Vice President and General Counsel	$500,000	12%
Senior Vice President of Corporate Development	$490,000	12%

        Annual Incentive—Internal Measure.    In 2010, the executive officers earned the maximum payout under the internal measure of the annual incentive plan based on the Company exceeding the maximum adjusted EBITDA target of $591.15 million. For purposes of the 2008 Plan, adjusted EBITDA for 2010 was $600.3 million, which primarily reflects the substantial improvement in operating margins achieved across many of the Companies properties in 2010, the better than expected performance of the Company's new table game offerings in Pennsylvania and West Virginia and the early opening of the Company's new slot facility in Maryland and excludes the $14.4 million impairment charge and lobbying costs attributed to the Company due to its participation in the Maryland Jockey Club joint venture.

        The following table indicates the actual amount paid to each named executive officer as a percentage of annual base salary for 2010 for the internal measure of the annual incentive:

Executive	Actual Bonus Percent	Actual Payment
Chairman and Chief Executive Officer	150%	$2,482,506
President and Chief Operating Officer	127.5%	$1,690,809
Senior Vice President and Chief Financial Officer	112.5%	$868,877
Senior Vice President and General Counsel	75%	$335,138
Senior Vice President of Corporate Development	75%	$328,312

        For 2011, the target amount for the internal measure for the Company's annual incentive plan was established at $663.0 million, which is the adjusted EBITDA target approved by the Board in the Company's operating budget for 2011. Shareholders will note that this amount is slightly higher than the $662.9 million that the Company announced as its adjusted EBITDA guidance during its earnings call on February 3, 2011. The difference is due to the fact that guidance was adjusted to reflect lower than expected performance in January 2011; however, the Committee did not believe this warranted an adjustment to the adjusted EBITDA target for purposes of the internal measure of the annual incentive plan. For a complete discussion of the assumptions underlying the Company's estimate of 2011 adjusted EBITDA and the other risk factors to be considered in connection therewith, please refer to the Company's press release included as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on February 7, 2011. Absent an adjustment as required under the 2008 Plan for certain extraordinary circumstances outside of management's control, the adjusted EBITDA required to be generated in 2011 before any compensation becomes payable under the internal measure would be $596.7 million, and the adjusted EBITDA required to be generated in order to earn the maximum amount of incentive compensation under the internal measure would be $696.2 million.

        Annual Incentive—External Measure.    For 2010, the Company's TSR exceeded the performance targets for three of the nine performance measures. As a result, the executive officers earned one-third of the maximum bonus payable under the external measure of the annual incentive plan. We elected to pay this amount in shares of restricted stock that vest in one single "cliff" installment after three years. The number of shares were determined by dividing the bonus amount by the fair market value of the common stock on the first trading day of the performance period, which was January 1, 2010. By using this form of award, we believe that we are both appropriately compensating management for the 29% increase in the Company's share price in 2010 while at the same time creating a significant long-term retention incentive for the management team.

        The following table indicates the maximum shares that could have been earned by management under the TSR Plan in 2010, the actual number of shares awarded based on the Company having met three of the TSR targets and the grant date value of such awards:

Executive	Maximum Shares	Restricted Stock Awards	Grant Date Fair Value
Chairman and Chief Executive Officer	91,302	30,434	$1,125,449
President and Chief Operating Officer	62,185	20,728	$766,521
Senior Vice President and Chief Financial Officer	31,956	10,652	$393,911
Senior Vice President and General Counsel	12,326	4,109	$151,951
Senior Vice President of Corporate Development	12,075	4,025	$148,845

        As evidenced by the Company's share price growth exceeding the three and five year median growth rate of its industry peer group, the Company continued to perform well against its peers. We believe this is due to the fact that the Company's regional gaming portfolio experienced less volatility during the economic downturn of the last several years and, perhaps more importantly, to the relatively lower debt levels maintained by the Company during those years. Over the one year period, the Company's share price, despite its 29% increase in 2010, did not exceed the median due to the very strong returns from companies who were able to secure the first investment opportunities in the Macau and Singapore markets as well as the strong equity returns from several more highly leveraged competitors whose higher debt levels facilitated accelerated equity returns.

        Neither the Company's TSR nor the median TSR of our industry peer group exceeded the median TSR of the S&P Leisure Time Select Industries Index in any of the one, three or five year periods. In large part, this appears due to structural factors beyond management's control. The Leisure Time Index consists of gaming operators and suppliers, hotel, cruise line, and ski resort operators and a number of fast food and casual quick service restaurant operators. Unlike the gaming industry, most of these businesses are able to expand as demand dictates where the Company's ability to expand is limited by the number of states that have legalized gaming and, even in those that have legalized gaming, by the limited number of licenses issued by each state. Moreover, our industry is subject to substantially higher regulatory burdens and legislative risks. We believe these factors also affect the Company's and our industry's performance against the S&P 500 but are offset to some degree by our industry's ability to operate at relatively higher operating margins and to incur relatively higher levels of debt. Accordingly, while the Company's three and five year return did not exceed the TSR of the S&P 500, the 29% return on the Company's shares in 2010 did compare favorably to the 15.1% growth rate of the S&P 500 over the same period.

        Equity Compensation.    Consistent with the Company's practice to make its annual stock option grants on the first business day of the year, on January 2, 2010, options to purchase shares of common stock were granted to our named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; Jordan B. Savitch, options to purchase 70,000 shares; and Steven T. Snyder, options to purchase 70,000 shares. The exercise price of each option was set at $27.19 per share—the closing price of a share of common stock on December 31, 2009, the trading day prior to grant in accordance with the 2008 Plan. The options granted in 2010 vest at the rate of 25% per year, generally subject to the executive's continued employment.

        Consistent with our philosophy regarding stock option grants, we granted the same fixed number of shares in 2010 to Mr. Carlino as were granted in 2009. In granting a fixed number of stock options to the Chief Executive Officer for 2010, we considered the extent to which the grant would reward the Chief Executive Officer for increasing shareholder value and the Chief Executive's central role in overseeing the Company's success. We also considered the size of the grant in relation to the diluted shares outstanding, which represented approximately 0.3% of the total shares outstanding. Further, we considered the Company's recent and long-term performance, as more fully described in the Proxy Statement for the 2010 Annual Meeting of Shareholders. Based on these factors, we determined, as we have in previous years, that the fixed grant of 300,000 stock options was appropriate to reward and incentivize the Chief Executive Officer to increase shareholder value.

        With respect to the other named executive officers, we utilized a methodology based on the number of options granted to the Chief Executive Officer and then adjusted downward so that the size of the grants were approximately proportionate to the difference in the total cash opportunity available to each of the named executive officers. If appropriate, we may further adjust the amounts based on input from the Chief Executive Officer regarding such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. In 2010, we did not deem any such adjustments appropriate and, accordingly, granted the same fixed number of shares in 2010 to the other named executive officers as were granted in 2009.

        On January 3, 2011, we made annual stock option grants to the Company's officers and key employees for 2011. Consistent with our philosophy regarding option grants, we granted the same fixed number of shares in 2011 to the Chief Executive Officer and the other named executive officers as were granted in 2010. Options to purchase shares of common stock were granted to the named executive officers as follows: Peter M. Carlino, options to purchase 300,000 shares; Timothy J. Wilmott, options to purchase 200,000 shares; William J. Clifford, options to purchase 150,000 shares; Jordan B. Savitch, options to purchase 70,000 shares; and Steven T. Snyder, options to purchase 70,000 shares. The exercise price of such options was set at $35.15 per share—the closing price of the common stock on December 31, 2010, the trading day prior to the date of grant in accordance with the 2008 Plan. The 2011 options vest at the rate of 25% per year, generally subject to continued employment.

Employment Agreements

        The purpose of this section is to provide an overview of the strategic rationale for the use of employment agreements, as well as an analysis of certain key terms utilized in the employment agreements for the named executive officers. For a detailed discussion of the terms contained in each named executive officer's employment agreement, please refer to pages 57 to 59 of this Proxy Statement.

Strategic Considerations

        There are a number of strategic objectives that we expect to achieve by entering into employment agreements with certain key employees:

  •
  Attract and retain talented executives;

  •
  Limit potential liability emanating from the termination of executives, including the total severance that may be paid to an executive in the event that the Company elects to terminate him or her without cause;

  •
  Provide an effective retention mechanism, particularly during the extraordinarily long period that it takes to consummate a transaction in the gaming industry; and

  •
  Provide the Company with effective and comprehensive protection of its strategic plans, intellectual property and human capital.

        The Company generally seeks to enter into employment agreements with corporate executives having the title of vice president and above and with the general manager of each of its gaming and racing properties. In arriving at this determination, the Company sought to minimize the number of individuals with whom it had employment agreements while at the same time achieving the objectives outlined above. Relevant to this approach, the Company considers the standard competitive practices in the gaming and racing industry. For key employees with whom the Company does not seek to have employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Key Terms

        Term.    The term of the employment agreement for each of the Chairman and Chief Executive Officer and the President and Chief Operating Officer is five years. Each other named executive officer's employment agreement has a three year term. The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        With respect to Mr. Wilmott, the five-year term was intended to provide a reasonable period of time for the Company and Mr. Wilmott to mutually determine whether Mr. Wilmott would have the opportunity to serve as the Company's Chief Executive Officer. Accordingly, Mr. Wilmott's employment agreement does not require the Company to appoint him Chief Executive Officer but it does provide Mr. Wilmott with the option after three years to resign for good reason (and be entitled to the termination payments described below under "Termination") if he is not appointed Chief Executive Officer. This initial three year period expires on December 31, 2011. No assurance can be given on whether the Company will offer the Chief Executive Officer position to Mr. Wilmott and, if such position is not offered, whether Mr. Wilmott will elect to terminate his employment with the Company.

        With respect to Mr. Carlino, the five-year term was deemed reasonable given the leadership and accomplishments Mr. Carlino has demonstrated and achieved over the 16 years he has served the Company. Among other things, the Board credits Mr. Carlino with putting together and executing the acquisition strategy and recruiting the management team that has fueled the Company's growth since 1994.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its named executive officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason except as noted on page 57 with respect to Mr. Carlino and Mr. Wilmott) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection of its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company anywhere in North America, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information.

        The minimum number of months that each executive is bound by the restrictive covenants are as follows: 36 months for the Chairman and Chief Executive Officer, 24 months for the President and Chief Operating Officer, the Senior Vice President and Chief Financial Officer and the Senior Vice President of Corporate Development and 18 months for the Senior Vice President and General Counsel. The Board selected these time periods based on its determination about the extent to which each individual's tenure with, and knowledge of, the Company might be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination). In limited circumstances, an executive may opt out of the non-competition provision provided such executive repays any amounts paid and forfeits amounts payable by the Company in respect of the period for which such executive has elected not to be subject to the restrictive covenant.

        The additional payments consist of a cash payment equal to the executive's base salary and annual cash bonus (based on the highest salary and annual cash bonus paid during the previous two years calculated on a monthly basis) multiplied by the greater of (i) the minimum number of months that such executive is bound by the restrictive covenants and (ii) the number of months remaining in the employment term. In addition, the executive is permitted continued vesting of stock options during the period for which the executive remains bound by restrictive covenants. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants in the event the Company elects to terminate the executive's employment without cause.

        Change in Control.    In the event of a change in control, each named executive officer is entitled to receive a cash payment equal to three times the sum of his base salary and annual cash bonus (based on the highest amount paid in the two preceding calendar years). Such payment would be made in two lump sums with 75% paid on the closing date of the change in control and 25% paid on the 75th day following the change in control (the 90th day in the case of the Senior Vice President of Corporate Development), subject to the executive's continued employment with the Company during such period (unless earlier terminated by the Company). In addition, upon a change in control, any unvested equity compensation held by any employee of the Company, including any named executive officer, will become vested. To the extent that an executive receives a cash change-in-control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        In providing executives with a "single trigger" change in control payment, we believe that we have carefully considered the costs and benefits of such a provision as compared to a "double trigger" change in control provision. Conceptually, the former type of provision triggers a payment upon the occurrence of a single event, typically the closing of a change in control transaction, whereas the latter type of provision typically requires both a change in control and a subsequent termination of employment. Given the long period of time it takes to consummate change in control transactions involving a publicly-traded, multi-jurisdictional gaming and racing company, it has been our experience that a "single trigger" change in control payment provides the Company with an effective and durable retention mechanism that incentivizes each named executive officer to remain with the Company during the long period between entering into an agreement that will result in a change in control and the consummation of that change in control. As demonstrated by the Company's own experiences in its acquisitions of Hollywood Casino Corporation and Argosy Gaming Company, change in control transactions in the gaming and racing industry can take between eleven and fifteen months to complete because of the regulatory, investigatory and administrative requirements across a variety of jurisdictions. As a result of the Company's change in control arrangements, during the pendency of a transaction, the Company's executives are strongly incentivized to remain employed and to continue to work towards the consummation of a transaction favorable to shareholders.

        We believe that the value of our single trigger change in control provisions was amply demonstrated in the events surrounding the potential Merger with Fortress and Centerbridge. The Company entered into the Merger Agreement on June 15, 2007. The terms of the Merger Agreement provided that, subject to certain conditions, the parties had approximately 16 months to complete the transaction. Upon announcement, the Company's stock price immediately jumped 31% over the closing price of the common stock on June 14, 2007 to $62.12 per share and continued to trade above $56 per share through December 31, 2007. Absent the "single trigger" change in control provisions, we believe that each of the Company's executive officers would have had a compelling reason to resign his or her position to realize the benefit of the premium in the Company's stock price. However, we believe that the design of the Company's change in control provisions contributed significantly to the Company successfully retaining its entire management team, which we view as a critical benefit to the Company and its shareholders since the Merger transaction was ultimately terminated.

        In determining the cash portion of any potential change in control payment, we also considered the impact such provisions (including the potential impact of the excise tax gross up described below) might have on the value of the Company and concluded that such amounts are reasonable given the benefits received by the Company. For example, in the Merger, the total amount of payments that could have been made to named executive officers on account of change in control provisions (including gross up payments where applicable) in their employment agreements accounted for approximately 0.34% of the total consideration that would have been paid upon consummation of the transaction.

        Excise Tax Gross-Up.    Each executive's employment agreement provides him with protection if a change in control or termination payment results in an excise tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). In such event, the executive officer is entitled to a gross-up payment to the extent necessary so that the net amount paid to the executive is equal to the amount that would have otherwise been due to the executive under the applicable terms of the employment agreement absent the impact of Section 280G of the Code. We believe that such gross up payments are appropriate to ensure that an executive does not lose the benefits of the payments to which such tax may be applied. If the excise tax were to reduce the net after-tax amount received by the executive, the benefits to the Company of the employment agreements—namely, retention during change in control transactions and compliance with restrictive covenants following involuntary terminations of employment—would be proportionately diminished.

        In addition, the excise tax creates disproportionate and adverse impacts on different classes of executives. Since it is generally calculated based on the amount of change-in-control payments relative to an executive's average taxable income from the Company over the five year period preceding the change in control, an executive with a lower average income will more likely be subject to the excise tax than a similarly situated executive with a higher income history. For example, contrary to the notion of long term value creation, the excise tax is more likely to be imposed on an executive who chooses not to exercise (and therefore not to generate income on) his stock options prior to a change in control since the executive will have a lower average compensation history than an executive who exercised and previously recognized income on his options. Further, by setting reasonable levels of payments in respect of change in control transactions and post-termination restrictive covenants, the Company does not believe that the payment of any gross up amounts in respect of the excise tax is likely to adversely impact the value of the Company. Finally, especially in light of the long period necessary for the Company to close a change in control transaction, the Company believes that it can mitigate or eliminate the need to gross up any payments.

Other Compensation Policies

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based award. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider compensation that may not be fully tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Restatements.    Under current law, misconduct by the Chief Executive Officer or the Chief Financial Officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. The Company does not have an additional policy requiring a specific course of action with respect to compensation adjustments following such restatements; however, under those circumstances, we would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement and existing laws.

        Timing of Option Grants.    In December 2006, we adopted a stock option grant procedure, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the first trading day of the calendar year provided that we approve such grants after the completion of the Company's budget for such year but in advance of the beginning of such year. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment, promotions and upon the renewal of employment contracts are made on the day employment commences, the promotion is effective or the employment contract is renewed, respectively. The stock option procedure is designed to make the timing of option grants predictable and prevent grant timing abuses. Options granted in 2010 to executives were granted in accordance with this procedure. All grants are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

 Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth on pages 30 through 45 of this Proxy Statement (the "Compensation Discussion and Analysis") with the management of the Company.

        Based on the review and discussions described above, the Compensation Committee recommended to the Company's Board of Directors that the Company's Compensation Discussion and Analysis be included in this Proxy Statement and, by reference, in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Z. Shattuck

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2010:

	(a)	(b)	(c)*
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	10,810,694	$28.7990	2,280,503
Equity compensation plans not approved by shareholders	23,750	7.95	—

Total	10,834,444	$28.7533	2,280,503

*
The 2008 Long Term Incentive Compensation Plan provides that while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.16 shares (which will be increased to 2.44 shares if shareholders approve Proposal No. 3) of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the plan limit.

Option Grant to the Company's Chairman

        On February 6, 2003, the Compensation Committee granted Peter M. Carlino stock options to purchase 95,000 shares, of which 23,750 shares are vested and unexercised, of the Company's common stock at an exercise price of $7.95 per share (adjusted to reflect the Company's March 7, 2005 two-for-one stock split), which was the closing price of the Company's common stock on the day before the options were granted. These stock options, which were granted prior to the adoption of the Company's 2003 Long Term Incentive Compensation Plan, were not granted under the 1994 Stock Option Plan because sufficient shares did not remain available for grant under such plan. The stock options vested 25% on each of February 6 of 2004, 2005, 2006 and 2007 and expire on February 6, 2013. The terms of the stock options may be amended only by a written agreement between Peter M. Carlino and the Company that is approved by the Compensation Committee.

 COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated individuals serving as executive officers on December 31, 2010 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M. Carlino	2010	1,653,335	1,125,449	3,874,500	2,482,506	333,487	9,469,277
Chairman and Chief Executive Officer	2009	1,605,360	2,763,704	2,743,710	899,808	289,043	8,301,625
	2008	1,560,000	2,249,529	3,203,760	—	279,277	7,292,566
Timothy J. Wilmott(4)	2010	1,324,788	766,521	2,583,000	1,690,809	95,004	6,460,122
President and Chief Operating Officer	2009	1,286,346	1,882,325	1,829,140	612,850	88,234	5,698,895
	2008	1,105,769	1,532,120	2,300,545	—	76,797	5,015,231
William J. Clifford	2010	771,557	393,911	1,937,250	868,877	127,742	4,099,337
Senior Vice President	2009	749,168	967,303	1,371,855	314,933	109,536	3,512,795
and Chief Financial Officer	2008	728,000	787,338	1,725,409	—	(3,303,638)	(62,891)
Jordan B. Savitch	2010	446,400	151,951	904,050	335,138	33,295	1,870,834
Senior Vice President	2009	433,447	373,108	640,199	121,474	26,796	1,595,024
and General Counsel	2008	421,200	303,675	805,191	—	(1,255,474)	274,592
Steven T. Snyder(5)	2010	437,309	148,845	904,050	328,312	32,718	1,851,234
Senior Vice President of Corporate Development

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"), for stock option awards, restricted stock awards, and phantom stock unit awards. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Included in Stock Awards for the year 2010 are restricted stock awards granted on April 15, 2011, relating to the Company's payment of the external portion of the Company's annual incentive plan for 2010. Included in Stock Awards for the year 2009 are restricted stock awards granted on February 19, 2010 for 44% of the Annual Bonus Target as a payout for the internal measure. Also, included in Stock Awards for the year 2009 are phantom stock unit awards granted on October 20, 2010 relating to the Company's payment of the external measure portion of the Company's annual incentive plan for 2009. Included in Stock Awards for the year 2008 are restricted stock awards granted on November 9, 2009 relating to the Company's payment of the external measure portion of the Company's annual incentive plan for 2008. The external free cash flow measure for 2008 and 2009 was calculated using publicly available information regarding the peer group, and, as a result, the payout was not determined until October 2010 and November 2009, respectively.

(2)
These amounts reflect cash payments in 2010 and 2009, pursuant to the internal measure portion of the Company's annual incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established EBITDA goals. Based on the Company's EBITDA performance for 2010, the executives received the maximum payout for the internal measure. Based on the Company's EBITDA performance for 2009, the executives received 56% of the Annual Bonus Target as a payout for the internal measure. Based on the Company's EBITDA performance for 2008, the executives did not receive a payout for the internal measure. For more information on the Company's annual incentive plan, see the discussion in "Compensation Discussion and Analysis" beginning on page 30.

(3)
See All Other Compensation Table below for more information.

(4)
Mr. Wilmott joined the Company on February 5, 2008.

(5)
Mr. Snyder was not a named executive officer of the Company prior to 2010.

 All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table:

					Perquisites
Name	Year	Company Contributions to Deferred Compensation Plan ($)(1)	Company Contributions to 401(k) ($)(2)	Company- Paid Insurance Premiums ($)(3)	Club Memberships ($)	Personal Use of Company Airplane ($)(4)	Other ($)(5)	Total ($)
Peter M. Carlino	2010	127,664	4,900	—	3,219	197,704	—	333,487
	2009	80,432	5,548	—	2,785	200,278	—	289,043
	2008	78,109	4,600	—	2,785	193,783	—	279,277
Timothy J. Wilmott	2010	66,242	4,900	23,862	—	—	—	95,004
	2009	64,374	—	23,860	—	—	—	88,234
	2008	52,937	—	23,860	—	—	—	76,797
William J. Clifford	2010	54,327	4,900	—	—	68,515	—	127,742
	2009	37,516	5,187	—	—	66,833	—	109,536
	2008	36,430	5,037	—	—	64,770	(3,409,875)	(3,303,638)
Jordan B. Savitch	2010	28,395	4,900	—	—	—	—	33,295
	2009	21,693	5,103	—	—	—	—	26,796
	2008	21,064	4,600	—	—	—	(1,281,138)	(1,255,474)
Steven T. Snyder	2010	27,818	4,900	—	—	—	—	32,718

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the Named Executive Officers' 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executives.

(4)
The amount allocated for personal aircraft usage is calculated based on the incremental cost to the Company for fuel, landing fees and other variable costs of operating the airplane. Since the Company's aircraft are primarily used for business travel, the Company does not include fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance.

(5)
Reversals for 2008 represent the exact amount included as wages in 2007. These payments represent the accelerated payment of a portion of the payment due to Messrs, Clifford and Savitch on a change in control pursuant to the terms of their employment agreements with the Company. The accelerated change in control payments were made in December 2007 in accordance with a Change in Control Payment Acknowledgement and Agreement (the "Acknowledgement and Agreement") the Company entered into with Messrs. Clifford and Savitch on December 26, 2007, subject to repayment in certain situations. In July 2008, the Company exercised its clawback right for the accelerated change in control payments in accordance with the Acknowledgement and Agreement, and advised the affected executives of the amounts to be repaid and the due date. As of December 31, 2010, each executive has repaid to the Company all after-tax cash received by such executive and filed all returns and other instruments necessary to effect the refund of all applicable taxes. Further, each executive has assigned his right to such tax refunds to the Company.

2010 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2010:

Name	Grant Date	Grant Board Approval Date	All Other Option Awards: Number of Securities Underlying Stock Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Peter M. Carlino—Options(3)	1/2/2010	12/28/2009	300,000	27.19	3,874,500
Peter M. Carlino—External Measure(4)	4/15/2011	4/15/2011	30,434	—	1,125,449
Tim Wilmott—Options(3)	1/2/2010	12/28/2009	200,000	27.19	2,583,000
Tim Wilmott—External Measure(4)	4/15/2011	4/15/2011	20,728	—	766,521
William J. Clifford—Options(3)	1/2/2010	12/28/2009	150,000	27.19	1,937,250
William J. Clifford—External Measure(4)	4/15/2011	4/15/2011	10,652	—	393,911
Jordan B. Savitch—Options(3)	1/2/2010	12/28/2009	70,000	27.19	904,050
Jordan B. Savitch—External Measure(4)	4/15/2011	4/15/2011	4,109	—	151,951
Steven T. Snyder—Options(3)	1/2/2010	12/28/2009	70,000	27.19	904,050
Steven T. Snyder—External Measure(4)	4/15/2011	4/15/2011	4,025	—	148,845

(1)
The exercise price of each stock option is equal to the fair market value of a share of the Company's common stock on the date of grant. Pursuant to the terms of the Company's 2008 Long Term Incentive Compensation Plan, under which the options were granted, fair market value is equal to the closing price of the Company's common stock on the business day immediately preceding the date of grant.

(2)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting period. Assumptions used in the calculation of these amounts are included in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(3)
Options granted to the Named Executive Officers vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(4)
These amounts reflect restricted stock awards for 2010 pursuant to the external measure portion of the Company's annual incentive plan, which provides for the payment of incentive compensation upon the Company's share performance over a 1-year, 3-year and 5-year period as compared against the total shareholder return of the companies listed in three indices for a total of nine performance targets. One-ninth of the maximum bonus will be paid for the achievement of each target. Executives received three-ninths of the Maximum Target as a payout for 2010. The forfeiture restrictions on awards granted to the Named Executive Officers lapse on the third anniversary of the date of grant. In the event of a change of control, the forfeiture restrictions on restricted stock shares lapse immediately. See the discussion in "Compensation Discussion and Analysis" beginning on page 30.

 Outstanding 2010 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2010:

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options:					Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($)(4)
						Stock Award Grant Date
Name	Option Grant Date(1)	Exercisable (#)	Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
Peter M. Carlino	02/06/03	75,000	—	7.95	02/06/13	01/12/06(2)	30,000	1,054,500
	01/29/04	150,000	—	12.15	01/29/14	11/09/09(2)	53,142	1,867,941
	01/06/05	561,300	—	29.22	01/06/15	02/18/10(2)	30,739	1,080,476
	01/12/06	300,000	—	33.12	01/12/16	10/20/10(3)	67,103	2,358,670
	01/02/07	225,000	75,000	41.62	01/02/17
	07/08/08	150,000	150,000	29.87	07/08/18
	01/02/09	75,000	225,000	21.38	01/02/16
	01/02/10	—	300,000	27.19	01/02/17
Timothy J. Wilmott	07/08/08	100,000	100,000	29.87	07/08/18	11/09/09(2)	36,194	1,272,219
	01/02/09	50,000	150,000	21.38	01/02/16	02/18/10(2)	20,936	735,900
	01/02/10	—	200,000	27.19	01/02/17	10/20/10(3)	45,703	1,606,460
William J. Clifford	01/06/05	300,000	—	29.22	01/06/15	01/12/06(2)	20,000	703,000
	01/12/06	100,000	—	33.12	01/12/16	11/09/09(2)	18,600	653,790
	01/02/07	75,000	25,000	41.62	01/02/17	02/18/10(2)	10,759	378,179
	07/08/08	75,000	75,000	29.87	07/08/18	10/20/10(3)	23,486	825,533
	01/02/09	37,500	112,500	21.38	01/02/16
	01/02/10	—	150,000	27.19	01/02/17
Jordan B. Savitch	09/03/02	41,760	—	8.73	09/03/12	01/12/06(2)	10,000	351,500
	01/29/04	2,920	—	12.15	01/29/11	11/09/09(2)	7,174	252,166
	01/29/04	37,080	—	12.15	12/31/13	02/18/10(2)	4,150	145,873
	01/06/05	140,000	—	29.22	01/06/15	10/20/10(3)	9,059	318,424
	01/12/06	50,000		33.12	01/12/16
	01/02/07	37,500	12,500	41.62	01/02/17
	07/08/08	35,000	35,000	29.87	07/08/18
	01/02/09	17,500	52,500	21.38	01/02/16
	01/02/10	—	70,000	27.19	01/02/17
Steven T. Snyder	01/06/05	140,000	—	29.22	01/06/15	01/12/06(2)	10,000	351,500
	01/12/06	70,000	—	33.12	01/12/16	11/09/09(2)	7,028	247,034
	01/02/07	52,500	17,500	41.62	01/02/17	02/18/10(2)	4,065	142,885
	07/08/08	35,000	35,000	29.87	07/08/18	10/20/10(3)	8,874	311,921
	01/02/09	17,500	52,500	21.38	01/02/16
	01/02/10	—	70,000	27.19	01/02/17

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change of control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted January 12, 2006 lapse 50% on each of the fourth and fifth anniversary of the date of grant and those granted November 9, 2009 and February 18, 2010, lapse 33 1/3% on each of the first, second, and third anniversary of the date of grant. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards scheduled to vest as follows: 2/9 of the aggregate award to the executive on each of the 1st, 2nd and 3rd anniversaries of the date of grant and 1/6 of the aggregate award to the executive on each of the 4th and 5th anniversaries of the date of grant and is subject to certain forfeiture restrictions. In the event of a change of control, the forfeiture restrictions on restricted stock lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2010 ($35.15), which was the last trading day of 2010.

2010 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised and restricted stock awards vested during fiscal 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter M. Carlino	—	—	56,572	1,784,214
Timothy J. Wilmott	—	—	18,098	621,847
William J. Clifford	100,000	2,224,224	29,300	900,348
Jordan B.Savitch	18,000	314,761	13,587	413,649
Steven T. Snyder	103,000	2,028,705	13,514	411,141

2010 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Peter M. Carlino	255,328	127,664	445,154	(1,846)	3,472,699
Timothy J.Wilmott	264,967	66,242	147,992	(864)	1,141,666
William J. Clifford	108,654	54,327	1,191	(785)	1,645,862
Jordan B. Savitch	56,790	28,395	51,910	(410)	471,524
Steven T. Snyder	55,635	27,818	121,785	(402)	761,493

(1)
For each Named Executive Officer, the Executive's contribution is included in the Named Executive Officer's salary and/or bonus for 2010, as reported in the Summary Compensation Table.

(2)
For each Named Executive Officer, the Company's contribution is included in the Named Executive Officer's other compensation for 2010, as reported in the Summary Compensation Table.

(3)
Amounts reflect the increase in account value during 2010. No amounts are reported in the Summary Compensation Table because earnings were not above market or preferential.

(4)
The amount of each Named Executive Officer's aggregate balance at fiscal year-end that was reported as compensation in the Company's Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)*
Peter M. Carlino	2,646,399
Timothy J. Wilmott	663,329
William J. Clifford	1,482,475
Jordan B. Savitch	334,839
Steven T. Snyder	—

*
Except in the case of Mr. Snyder, for each Named Executive Officer, the amount in the table represents all contributions to the Named Executive Officer's deferred compensation account by the executive and the Company for fiscal years 2001 through 2009. Mr. Snyder was not a Named Executive Officer for 2001 through 2009 and, therefore, neither his nor the Company's contributions to his deferred compensation account were reported for 2001 through 2009.

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the Compensation Committee may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum amount deferrable is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be deferred. The Company's contributions under the plan are equal to 50% of the participant's for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement (on or after age 65) or a change in control of the Company, as defined in the Deferred Compensation Plan. The Compensation Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability. For the purposes of the Company's Deferred Compensation Plan, generally, a change in control occurs when a person, entity or group acquires 25% or more of the Company's common stock; the Company reorganizes, merges or consolidates, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; the Company's shareholders approve a complete liquidation or disposition of all of the assets of the Company, except under circumstances, described in the plan, where control of the Company and its successor remains relatively consistent before and after such transaction; and any time the incumbent directors on March 1, 2001, or subsequent directors approved by a majority of the incumbent directors, do not constitute a majority of the Board of Directors.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for up to five years.

        For purposes of the plan, termination of employment as a result of a disability will be considered retirement. Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment or payment in five or ten annual installments, at the election of the Compensation Committee. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of any subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Compensation Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. In addition, participants can withdraw sums deferred prior to December 31, 2004 at any time subject to a 10% withdrawal penalty. Certain specified employees have a six-month delay imposed upon distributions pursuant to a severance from service, as required by the final Code section 409A regulations. Upon a change in control, all benefits will be distributed in a single lump sum payment.

        Participants in the Deferred Compensation Plan may invest deferred amounts, including Company contributions, in mutual funds selected by the Compensation Committee. The table below shows the funds available under the plan in 2010 and their rate of return for the calendar year ended December 31, 2010.

Name of Fund	Rate of Return 2010
Fidelity VIP Money Market Service 2	0.07%
Maxim Money Market	0.00%
Vanguard Federal Money Market Inv	0.02%
PIMCO VIT Short-Term Admin	2.11%
PIMCO VIT Total Return Admin	8.11%
Vanguard Var Ins Total Bond Mkt Idx	6.50%
Maxim Loomis Sayles Bond	12.77%
PIMCO VIT Real Return Admin	8.10%
Putnam VT Equity Income IA	12.92%
Vanguard Var Ins Diversified Val	9.33%
Dreyfus Stock Index Init	14.84%
Fidelity VIP Contrafund Service 2	16.93%
Neuberger Berman AMT Partners I	15.67%
Vanguard Var Ins Total Stock Mkt Idx	17.11%
Janus Aspen Forty Instl	6.75%
Fidelity VIP Mid Cap Service 2	28.57%
Invesco V.I. Small Cap Equity I	28.54%
DWS Dreman Small Mid Cap Value VIP A	23.07%
Dreyfus VIF International Value Init	4.45%
Dreyfus VIF International Equity Init	10.03%
Vanguard Var Ins International	15.79%
Janus Aspen Overseas Instl	25.31%
Invesco V.I. Global Real Estate I	17.51%
T. Rowe Price Personal Strategy Bal	13.71%

Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies compensation that would become payable under existing arrangements in the event of a termination of such Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2010, and thus include amounts earned through such time and are based (where applicable) on the closing price of the Company's common stock on such date (which was $35.15 per share) and are estimates of the amounts that would be paid to the Named Executive Officers upon their termination or a change in control. The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or a change in control.

        The following tables quantify the amounts payable to each of the Named Executive Officers under the described termination circumstances and upon a change in control. For a description of the severance and change of control provisions giving rise to the payments set forth below, see pages 42 through 45 of this Proxy Statement.

Post-Employment Payments—Peter M. Carlino

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	17,921,978		—	17,921,978		17,921,978		12,407,523	12,407,523
Benefit Continuation(3)	—	37,615		—	37,615		37,615		—	26,041
Restricted Shares(4)	—	—		—	6,361,587		6,361,587		6,361,587	6,361,587
Unvested Stock Options(5)	—	6,278,250	(6)	—	6,278,250	(6)	6,278,250	(6)	6,278,250	6,278,250
Vested Stock Options(5)	11,252,259	11,252,259		10,219,509	11,252,259		11,252,259		11,252,259	11,252,259
Vested Deferred Compensation Balance(7)	3,472,699	3,472,699		3,472,699	3,472,699		3,472,699		3,472,699	3,472,699
Excise Tax Gross-Up(8)	n/a	n/a		n/a	n/a		n/a		11,192,350	11,200,901

Total	$14,724,958	$38,962,801		$13,692,208	$45,324,388		$45,324,388		$50,964,668	$50,999,260

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	7,790,292		—	7,790,292		7,790,292		9,046,791	9,046,791
Benefit Continuation(3)	—	32,334		—	32,334		32,334		—	37,549
Restricted Shares(4)	—	—		—	3,614,580		3,614,580		3,614,580	3,614,580
Unvested Stock Options(5)	—	3,787,500	(6)	—	3,787,500	(6)	3,787,500	(6)	4,185,500	4,185,500
Vested Stock Options(5)	1,216,500	1,216,500		528,000	1,216,500		1,216,500		1,216,500	1,216,500
Vested Deferred Compensation Balance(7)(9)	1,141,666	1,141,666		1,141,666	1,141,666		1,141,666		1,141,666	1,141,666
Excise Tax Gross-Up(8)	n/a	n/a		n/a	n/a		n/a		6,166,786	6,179,796

Total	$2,358,166	$13,968,292		$1,669,666	$17,582,872		$17,582,872		$25,371,823	$25,422,382

Post-Employment Payments—William J. Clifford

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	3,280,868		—	3,280,868		3,280,868		4,921,302	4,921,302
Benefit Continuation(3)	—	18,696		—	18,696		18,696		—	28,045
Restricted Shares(4)	—	—		—	2,560,502		2,560,502		2,560,502	2,560,502
Unvested Stock Options(5)	—	2,025,750	(6)	—	2,025,750	(6)	2,025,750	(6)	3,139,125	3,139,125
Vested Stock Options(5)	2,894,375	2,894,375		2,378,000	2,894,375		2,894,375		2,894,375	2,894,375
Vested Deferred Compensation Balance(7)	1,645,862	1,645,862		1,645,862	1,645,862		1,645,862		1,645,862	1,645,862
Excise Tax Gross-Up(8)	n/a	n/a		n/a	n/a		n/a		3,875,909	3,885,118

Total	$4,540,237	$9,865,551		$4,023,862	$12,426,053		$12,426,053		$19,037,075	$19,074,329

Post-Employment Payments—Jordan B. Savitch

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,172,307		—	1,172,307		1,172,307		2,344,614	2,344,614
Benefit Continuation(3)	—	18,775		—	18,775		18,775		—	37,549
Restricted Shares(4)	—	—		—	1,067,963		1,067,963		1,067,963	1,067,963
Unvested Stock Options(5)	—	472,675	(6)	—	472,675	(6)	472,675	(6)	1,464,925	1,464,925
Vested Stock Options(5)	3,380,774	3,380,774		3,139,799	3,380,774		3,380,774		3,380,774	3,380,774
Vested Deferred Compensation Balance(7)	471,524	471,524		471,524	471,524		471,524		471,524	471,524
Excise Tax Gross-Up(8)	n/a	n/a		n/a	n/a		n/a		2,505,021	2,517,352

Total	$3,852,298	$5,516,055		$3,611,323	$6,584,018		$6,584,018		$11,234,821	$11,284,701

Post-Employment Payments—Steven T. Snyder

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)
Cash Severance Benefit(2)	—	1,531,242		—	1,531,242		1,531,242		2,296,863	2,296,863
Benefit Continuation(3)	—	21,936		—	21,936		21,936		—	32,904
Restricted Shares(4)	—	—		—	1,053,340		1,053,340		1,053,340	1,053,340
Unvested Stock Options(5)	—	945,350	(6)	—	945,350	(6)	945,350	(6)	1,464,925	1,464,925
Vested Stock Options(5)	1,398,075	1,398,075	(6)	1,157,100	1,398,075	(6)	1,398,075		1,398,075	1,398,075
Vested Deferred Compensation Balance(7)	761,493	761,493		761,493	761,493		761,493		761,493	761,493
Excise Tax Gross-Up(8)	n/a	n/a		n/a	n/a		n/a		1,717,035	1,727,840

Total	$2,159,568	$4,658,096		$1,918,593	$5,711,436		$5,711,436		$8,691,731	$8,735,440

(1)
Upon the occurrence of a change in control, the change in control payment is payable, and the stock options and restricted stock accelerate; no termination of employment is required.

(2)
Basis for cash severance benefit upon a change in control is 2010 salary plus highest bonus earned over years 2010 and 2009.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock award values were computed based on the closing stock price of the Company's common stock on December 31, 2010 ($35.15).

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of Company's common stock on December 31, 2010 ($35.15). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company; however, vested options granted under the Company's prior long-term incentive plans are generally not cancelled upon a termination for cause.

(6)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(7)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service, although vesting is accelerated upon death, change in control and, at the option of the Compensation Committee, disability. Because Mr. Wilmott joined the Company in February 2008, at December 31, 2010, the Company's contributions to his deferred compensation account were only 60% vested.

(8)
The amounts in the table were calculated in accordance with Sections 4999 and 280G of the Code.

(9)
The amounts reflected exclude net benefit payments under life insurance policies maintained by the Company covering Mr. Wilmott for the benefit of their named beneficiaries with a face value of $3,900,000.

Employment Agreements

        In addition to the key terms relating to severance, change of control, restrictive covenants and tax gross-up provisions described on pages 42 through 45 of this Proxy Statement, each employment agreement provides for additional compensation through participation in the Company's annual incentive plan, eligibility for awards under the Company's long term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation. If the Company elects not to renew the executive's employment agreement at the end of the applicable term or such executive is terminated without "cause" (as defined in each agreement and described below) or as a result of death or total disability, the executive is entitled to certain continued health benefits and continued vesting of his options as a non-executive officer.

        The specific terms of each of the individual agreements for the named executive officers are as follows:

        Peter M. Carlino.    On April 28, 2010, the Company entered into a new employment agreement with Peter M. Carlino, its Chairman and Chief Executive Officer, with a term expiring on April 28, 2015. Pursuant to the terms of his agreement, Mr. Carlino's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 38 and 39. Further, the agreement also provides for the payment of certain life insurance premiums, if any, on Mr. Carlino's behalf and provides Mr. Carlino with a company car. With respect to termination of employment with "good reason," Mr. Carlino's agreement includes any circumstance where he is no longer a member and Chairman of the Board unless such event is the result of voluntary resignation, refusal to stand for re-election, removal from the Board due to certain criminal convictions, a determination of unsuitability by a regulatory body having jurisdiction over the Company or a judicial determination of unsound mind. The severance period in Mr. Carlino's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and three years.

        Timothy J. Wilmott.    On December 31, 2008, the Company entered into an employment agreement with Timothy J. Wilmott, its President and Chief Operating Officer, with an initial term expiring on July 3, 2013. Pursuant to the terms of his employment agreement, Mr. Wilmott's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 38 and 39. The Company is also obligated to maintain a term life insurance policy with a face value of three times his annual base salary on which Mr. Wilmott is entitled to name the beneficiaries. The severance period in Mr. Wilmott's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years. With respect to termination of employment by the executive with "good reason," Mr. Wilmott's agreement includes a provision for the failure of the Board to appoint Mr. Wilmott as the Chief Executive Officer of the Company after three years. This would permit Mr. Wilmott to voluntarily terminate the agreement and still be entitled to the applicable severance payments. This initial three year period expires on December 31, 2011. No assurance can be given on whether the Company will offer the Chief Executive Officer position to Mr. Wilmott and, if such position is not offered, whether Mr. Wilmott will elect to terminate his employment with the Company.

        William J. Clifford.    On December 31, 2008, the Company entered into an employment agreement with William J. Clifford, Senior Vice President, Finance and Chief Financial Officer, with an initial term expiring on June 10, 2011. The Compensation Committee approved the renewal of Mr. Clifford's employment agreement on April 22, 2011 for an additional three-year term expiring on June 10, 2014. Mr. Clifford's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 38 and 39. The severance period in Mr. Clifford's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and two years.

        Jordan B. Savitch.    On December 31, 2008, the Company entered into an employment agreement with Jordan B. Savitch, Senior Vice President and General Counsel, with an initial term expiring on June 10, 2011. The Compensation Committee approved the renewal of Mr. Savitch's employment agreement on April 22, 2011 for an additional three-year term expiring on June 10, 2014. Mr. Savitch's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 38 and 39. The severance period in Mr. Savitch's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        Steven T. Snyder.    On June 10, 2005, the Company entered into a three-year employment agreement with Steven T. Snyder, Senior Vice President of Corporate Development, with a provision for automatic renewal periods of three years each unless terminated within 60 days of an expiring term. The current renewal term will expire on June 10, 2014. Mr. Snyder's annual base salary is reviewed annually and established by the Compensation Committee as described on pages 7, 38 and 39. The severance period in Mr. Snyder's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and twenty-four months.

        The employment agreements for each named executive officer are incorporated by reference to the Company's Annual Report on Form 10-K filed with the SEC on February 25, 2011.

        For purposes of the potential termination and change of control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change of Control—a change in control is defined as the occurrence of one or more of the following events:

  •
  a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; or

  •
  the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; or

  •
  the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares; (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction; and (c) at least a majority of the directors are continuing directors; or

  •
  any time continuing directors do not constitute a majority of the Board.

In lieu of the foregoing, Mr. Snyder's agreement contains the following definition for a change of control: the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (ii) the election of two (2) or more persons to the Board who do not constitute continuing directors; or (iii) the ownership or acquisition by any person or group of the power, directly or indirectly, to vote or direct the voting of securities having more than forty percent (40%) of the ordinary voting power for the election of directors of the Company.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased or (d) such officer's employment agreement is materially breached by the Company. In addition to the foregoing, with respect to Mr. Carlino's and Mr. Wilmott's employment agreements, the term "good reason" also includes the circumstances described on page 57 with respect to each such agreement.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment agreement or any material Company policy or (d) misappropriates corporate funds as determined in good faith by the Board.

SECURITY OWNERSHIP OF PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of February 22, 2011, by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director, the CEO and each of the named executive officers of the Company and all of the executive officers and directors of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as otherwise stated in the footnotes to the table. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 22, 2011 are deemed outstanding for computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of February 22, 2011 (78,540,779 shares).

Name and Address	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	11,470,326	14.28%
Peter D. Carlino(1)(3)	7,864,249	10.01%
Richard J. Carlino(1)(4)	7,835,313	9.98%
David E. Carlino(1)(4)	7,842,592	9.99%
Carlino Family Trust(1)	7,551,290	9.61%
Harold Cramer(1)(5)	8,443,719	10.73%
Wesley R. Edens(9)(10)	179,017	*
David A. Handler(6)(9)	191,195	*
John M. Jacquemin(6)(9)	153,595	*
Robert P. Levy(7)	70,230	*
Barbara Z. Shattuck(8)	180,745	*
Timothy J. Wilmott(6)(9)	325,228	*
William J. Clifford(6)(9)	746,159	*
Jordan B. Savitch(6)(9)	337,440	*
John V. Finamore(6)(9)	159,618	*
Robert S. Ippolito(6)(9)	309,002	*
Steven T. Snyder(6)(9)	449,163	*
Thomas P. Burke(6)(9)	82,172	*
All executive officers and directors as a group (14 persons)	15,373,297	18.53%
Baron Capital Group, Inc.(11)	7,735,072	9.85%
Capital World Investors(12)	4,126,000	5.25%

*
Less than 1%.

 Notes to Security Ownership of Principal
Shareholders and Management Table

1.
7,551,290 shares of the Company's common stock are owned by an irrevocable trust, which the Company refers to as the Carlino Family Trust, among Peter D. Carlino, his eight children and the former spouse of one of his children, as settlors, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. 173,022 shares of the Company's common stock are also owned by the Trust for Gary Gilbert, an irrevocable trust, which was created by one of Peter D. Carlino's children, as settlor, and certain trustees, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters. Peter D. Carlino, Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and the Trust for Gary Gilbert.

2.
The number of shares in the table includes 7,551,290 shares owned by the Carlino Family Trust, 173,022 shares owned by the Trust for Gary Gilbert, 846,048 shares owned solely owned by Mr. Carlino, 231,380 shares owned by the Grantor Retained Annuity Trust of Peter M. Carlino dated September 23, 2005 of which Peter M. Carlino is the trustee and has sole voting and investment power, 21,659 shares owned by the 2006 Grantor Retained Annuity Trust of Peter M. Carlino dated May 19, 2006 of which Peter M. Carlino is the trustee and has sole voting and investment power, 139,216 shares owned by the 2008 Grantor Retained Annuity Trust #2 of Peter M. Carlino dated November 20, 2008 of which Peter M. Carlino is the trustee and has sole voting and investment power, 357,775 shares owned jointly with Mr. Carlino's wife, 162,319 shares owned by the 2008 Grantor Retained Annuity Trust of Marshia W. Carlino dated November 20, 2008 of which Peter M. Carlino is the trustee and has sole voting and investment power, 73,634 shares of restricted stock under which Mr. Carlino has voting rights but his disposition rights are currently restricted, 152,683 shares owned by Marshia W. Carlino, and 1,761,300 shares that may be acquired upon the exercise of outstanding options.

3.
The number of shares in the table includes 7,151,290 shares of the 7,551,290 shares owned by the Carlino Family Trust (Peter D. Carlino does not have investment or voting power over the remaining 400,000 held in the Carlino Family Trust), 173,022 shares owned by the Trust for Gary Gilbert and 492,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Peter D. Carlino has shared investment power and shared voting power.

4.
The number of shares in the table includes 7,551,290 shares of common stock owned by the Carlino Family Trust and 173,022 shares owned by the Trust for Gary Gilbert.

5.
The number of shares in the table includes 7,551,290 shares owned by the Carlino Family Trust, 173,022 shares owned by the Trust for Gary Gilbert, an aggregate of 492,212 shares owned by a residuary trust for the benefit of Peter D. Carlino and Peter D. Carlino's children as to both of which Harold Cramer has shared investment power, and shared voting power, 12,130 shares of restricted stock under which Mr. Cramer has voting rights but his disposition rights are currently restricted, and 145,000 shares that may be acquired upon the exercise of outstanding options.

6.
Includes shares that may be acquired upon the exercise of outstanding options, as follows: William J. Clifford, 687,500 shares; Timothy J. Wilmott, 250,000 shares; Jordan B. Savitch, 327,500 shares; Robert S. Ippolito, 270,000 shares; Steven T. Snyder, 367,500 shares; John V. Finamore, 115,000 shares; Thomas P. Burke, 40,000 shares; David A. Handler, 130,000 shares; and John M. Jacquemin, 130,000 shares; and all executive officers and directors as a group, 4,406,300 shares.

7.
Includes 52,500 shares that may be acquired upon the exercise of outstanding options, 600 shares owned by Mr. Levy's spouse, as to which shares Mr. Levy disclaims beneficial ownership, and 12,130 shares of restricted stock under which Mr. Levy has voting rights but his disposition rights are currently restricted.

8.
Includes 130,000 shares that may be acquired upon the exercise of outstanding options and 2,000 shares owned by Ms. Shattuck's spouse, as to which shares Ms. Shattuck disclaims beneficial ownership, and 12,130 shares of restricted stock under which Ms. Shattuck has voting rights but her disposition rights are currently restricted.

9.
Includes restricted shares issued as follows: Timothy J. Wilmott, 50,151 shares; William J. Clifford, 25,772 shares; Jordan B. Savitch, 9,940 shares; Steven T. Snyder, 9,738 shares; Robert S. Ippolito, 6,626 shares; John V. Finamore, 11,456 shares; Thomas P. Burke, 9,164 shares; David A. Handler, 12,130 shares; John M. Jacquemin, 12,130 shares; and Wesley R. Edens, 15,130 shares; and, all executive officers and directors as a group, 272,261 shares, under which each of them has voting rights but his or her disposition rights are currently restricted.

10.
Due to his indirect ownership interest in FIG PNG Holdings LLC through his ownership interest in Fortress Investment Group LLC, Mr. Edens may be deemed to beneficially own 157,822 shares of common stock beneficially owned by FIG PNG Holdings LLC, for which FIG PNG Holdings LLC, an affiliate of Fortress Investment Group LLC, is the managing member. Mr. Edens disclaims beneficial ownership of all reported shares except to the extent of his pecuniary interest therein.

11.
According to its 13G/A filed with the SEC on February 14, 2011, consists of shares beneficially owned as of December 31, 2010 by BAMCO, Inc. or its affiliates, Baron Capital Group, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

12.
According to its 13G/A filed with the SEC on February 14, 2011, consists of shares beneficially owned as of December 31, 2010 by Capital World Investors, a division of Capital Research and Management Company, which the Company refers to as CRMC, an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

TRANSACTIONS WITH RELATED PERSONS

        In August 1994, the Company signed a consulting agreement with Peter D. Carlino, former Chairman of the Company. Pursuant to the consulting agreement, as amended, Peter D. Carlino receives an annual fee of $135,000. Peter D. Carlino is the father of Peter M. Carlino, the Chairman of the Board and Chief Executive Officer ("CEO") of the Company.

        The Company currently leases 45,917 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman and CEO. Rent expense for the years ended December 31, 2010, 2009 and 2008 amounted to $0.9 million, $0.9 million and $0.8 million, respectively. The leases for the office space expire in March 2012, May 2012 and May 2013, and the lease for the warehouse space expires in July 2013. The future minimum lease commitments relating to these leases at December 31, 2010 equaled $1.5 million. The Company also paid $0.7 million in construction costs to these same affiliates for the year ended December 31, 2008.

        Eric Schippers, the Senior Vice President, Public Affairs & Government Relations of the Company is the son-in-law of our CEO. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2010, Mr. Schippers received a salary of $305,000, a bonus of $228,750, options to purchase 40,000 shares of the Company's common stock and an award of 10,000 shares of restricted stock.

        In 2010, the Company used Kohn Pedersen Fox Associates PC ("KPF") of New York, one of the world's largest architecture firms, for certain preliminary casino design work related to the development project in Columbus, Ohio. Barbara Shattuck's spouse, A. Eugene Kohn, is a principal at KPF. The Company paid approximately $355,016 in 2010 for such work. Such payments constitute significantly less than 5% of KPF's annual gross revenue. The Board did not consider the Company's arrangement with KPF to be a material transactional or professional advisory relationship given the limited scope of the work.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For the purposes of Audit Committee review, a related party transaction is a transaction that meets the minimum threshold for disclosure in the Company's proxy statement or Annual Report on Form 10-K under the rules of the SEC. The Company's Code of Business Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For the purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of more than 5% of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest.

        For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest; the Audit Committee will only approve related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter and the Company's Code of Business Conduct and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2010, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of John M. Jacquemin (Chairman), Harold Cramer and Barbara Z. Shattuck, all of whom are independent directors under the current Marketplace Rules, and operates under a written charter adopted by the Board of Directors that complies with the current Marketplace Rules, which charter is available at http://www.pngaming.com/main/corporategovernance.shtml.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The Company's independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the Company's independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or to certify the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, in 2010, the Audit Committee met and held discussions with management and the independent accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

        The Company's independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representation of management and the report of independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the U.S. Securities and Exchange Commission.

Audit Committee of the Board of Directors
John M. Jacquemin, Chairman Harold Cramer Barbara Z. Shattuck

OTHER MATTERS

        The Company is mailing a copy of its Annual Report for the year ended December 31, 2010 and a proxy card together with this proxy statement to all shareholders of record at the close of business on April 15, 2011. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2010. However, during 2010 one of the Company's executive officers was inadvertently a day late in filing a Form 4 reporting the sale of 3,000 shares of common stock triggered by a trading plan.

Advanced Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 or more than 150 days prior to the first anniversary of the preceding year's annual meeting—that is, with respect to the 2012 annual meeting, between January 11, 2012 and February 10, 2012. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2012 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than January 3, 2012. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the Company's Annual Report for the year ended December 31, 2010 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

By Order of the Board of Directors,
/s/ Robert S. Ippolito
May 2, 2011	Secretary

Appendix A

Summary of 2008 Long Term Incentive Compensation Plan

        The following summary of the key features of the Plan is qualified in its entirety by the Plan. The full text of the Plan, including the proposed amendment, has been filed with this Proxy Statement as Appendix B to the Schedule 14A filed with the U.S. Securities and Exchange Commission on May 2, 2011.

        General.    The 2008 Long Term Incentive Compensation Plan (the "Plan") permits the Company to issue stock options (incentive and/or non-qualified), stock appreciation rights, restricted stock, phantom stock units and other equity and cash awards to officers and employees of the Company and its subsidiaries. Non-employee directors are eligible to receive all such awards, other than incentive stock options. At December 31, 2010, the Company had 15,636 eligible employees.

        The Company is not able to determine the specific benefits under the Plan that will be granted to executive officers in the future, as the Compensation Committee has the discretion to determine the amount and timing of awards to executive officers under the Plan, subject to the restrictions imposed by the Plan and described below.

        Administration of the Plan.    The Plan is administered by the Compensation Committee with regard to awards made to employees. The Compensation Committee has the authority and the discretion under the Plan to grant specific awards to employees who are officers subject to the reporting requirements under Section 16 of the Exchange Act and to determine the terms, timing, number, amount and form of such awards. The Compensation Committee also has the authority and the discretion to determine the form of awards for employees who are not subject to Section 16 of the Exchange Act, and to determine the aggregate number or amount of awards that the Chairman of the Board or his designee (the "Chairman") may grant to such persons. The Chairman has the authority and the discretion under the Plan to issue specific awards to such employees and to specify the terms, number, amount and timing, subject to the parameters set by the Compensation Committee. Awards to non-employee directors under the Plan are administered by the Board or the Compensation Committee.

        Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding stock options or stock appreciation rights or cancel outstanding stock options or stock appreciation rights in exchange for cash, other awards or stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights without shareholder approval.

        Number of Shares Available for Issuance.    The aggregate number of shares of common stock currently available for issuance under the Plan is 6,900,000 (the "Award Limit"). The Award Limit will be increased to 9,250,000 if the amendments are approved. If an award under the Plan pursuant to which shares of the Company's common stock are issuable is forfeited, expires or terminates, then the shares underlying such award will be available for future issuance under the Plan. For purposes of determining the number of shares available under the Award Limit, awards of stock options and stock appreciation rights will be counted as one share of common stock for each share granted. However, if the amendment is approved, each share awarded in the form of restricted stock, or pursuant to any other full value award, will be counted as issuing 2.44 shares (the ratio will remain at 2.16 shares if the amendment is not approved). In addition, the number of stock options, stock appreciation rights, restricted stock and phantom stock units granted to any individual in any calendar year may not, in each case, represent more than 1,000,000 shares. The Compensation Committee shall adjust the Award Limit and the individual 1,000,000 share limit (subject to compliance with Section 162(m) of the Code) if it determines that a dividend, recapitalization, stock split, merger, consolidation or other similar corporate transaction or event equitably requires an adjustment.

        Amount of Cash Awards Available for Issuance.    The amount of cash awards granted to any individual in any calendar year may not, in each case, represent more than $6,000,000.

        Types of Awards.    The Plan provides for the issuance of stock options, stock appreciation rights, restricted stock, phantom stock units and other equity-based or cash awards. Rights to awards may be contingent on the recipient's continued employment or service as a non-employee director. In addition, the Compensation Committee may establish performance goals in connection with the grant of awards under the Plan. In the case of awards intended to qualify for the performance-based compensation exception of Section 162(m) of the Code, the performance goals will be based on one or more of the following performance criteria: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit, margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price, which may be applied to the Company as a whole or a business unit or related company, and may be measured either annually or cumulatively over a period of years on an absolute basis or relative to a pre-established target, to a previous year's results or to a designated comparison group (the "Performance Goals"). The outcome must be substantially uncertain at the time the Compensation Committee establishes the Performance Goals.

        Stock Options.    The Plan provides for two types of stock options—incentive stock options and non-qualified stock options. The differences between incentive stock options and non-qualified stock options relate primarily to their tax treatment under the U.S. Internal Revenue Code of 1986 (the "Code") (see "U.S. Tax Consequences," below). A stock option gives the holder the right to receive a designated number of shares of the Company's common stock during the period that the option is vested upon payment of the exercise price for the stock options, subject to the terms and conditions of the Plan and the specific award. Exercisability of a stock option may be contingent on the recipient's continued employment or service as a non-employee director for a specified period and/or attainment of one or more performance goals. The exercise price of an option may not be less than the fair market value of the Company's common stock on the date of grant of the option. Further, in the case of incentive stock options granted to 10% shareholders, the exercise price must be at least 110% of the fair market value of the Company's common stock on the date of grant. Stock options must expire no later than the seventh anniversary of the date of grant, except for incentive stock options granted to 10% shareholders, in which case expiration may be no later than the fifth anniversary of the date of grant. A holder may pay the exercise price for a stock option in cash, shares of previously owned common stock, pursuant to a cashless exercise program (if available), or through a reduction of shares of common stock issued upon exercise of a stock option or any combination of the foregoing.

        Stock Appreciation Rights.    A stock appreciation right entitles the holder to a payment (in cash or shares of the Company's common stock) equal to the excess of the fair market value of the number of shares of the Company's common stock underlying the stock appreciation right as of the date the stock appreciation right is exercised over the base amount of the stock appreciation right established in the specific award. A stock appreciation right is subject to the terms and conditions of the Plan and the specific award. Exercisability of a stock appreciation right may be contingent on the recipient's continued employment or service as a non-employee director for a specified period and/or attainment of one or more performance goals. The base amount of a stock appreciation right may not be less than the fair market value of the number of shares of common stock underlying the stock appreciation right as of the date the stock appreciation right is granted. The term of a stock appreciation right may not exceed seven years.

        Restricted Stock.    A restricted stock award is an award of shares of the Company's common stock, subject to the restrictions, terms and conditions of the specific award and the terms of the Plan, including the conditions on which the award will no longer be subject to forfeiture, if any. Restricted stock is forfeited to the Company if the eligibility requirements set for the award, which may include the recipient's continued employment or service as a non-employee director for a specified period and/or attainment of one or more performance goals, are not maintained during the period prior to the restrictions lapsing. The recipient of a restricted stock award has the right to vote the shares and receive dividends, subject to the applicable award restrictions.

        Phantom Stock Units.    A phantom stock unit represents the right to receive one share of the Company's common stock in the future, or an amount of cash in the future equal to the value of one share of the Company's common stock on the payment date, subject to the terms and conditions of the specific award and the terms of the Plan, including the conditions on which the award will vest and no longer be subject to forfeiture. Phantom stock units will be forfeited if the vesting requirements set for the award, which may include the recipient's continued employment or service as a non-employee director for a specified period and/or attainment of one or more performance goals, are not met.

        Other Awards.    The Board or the Compensation Committee, as applicable, may grant other awards that are based on or linked to the value of the Company's common stock or are denominated as a cash amount. Other Awards may but are not required to be subject to the performance goals described above and in the Plan. Other Awards are not eligible for cash dividends or the equivalent.

        Fair Market Value.    For the purposes of the Plan, fair market value is equal to the closing sales price of a share of the Company's common stock on the trading day immediately preceding the date of grant.

        Adjustments for Changes in Capitalization.    If the Compensation Committee determines that a dividend, recapitalization, stock split, merger, consolidation, or other similar corporate transaction or event equitably requires an adjustment, then the Compensation Committee will adjust, as appropriate, any or all of:

  •
  the number and kind of shares of common stock (or other securities or property) with respect to which awards may be granted or awarded;

  •
  the number and kind of shares of common stock (or other securities or property) subject to outstanding awards; and

  •
  the grant, purchase, base amount or exercise price with respect to any outstanding option or stock appreciation right.

        Termination of Employment or Service.    Awards made under the Plan which have not vested, for which the applicable restrictions have not lapsed or which otherwise have not become exercisable, will generally be forfeited if the holder ceases to be an employee of the Company or its subsidiaries or if a non-employee director's service as a director terminates for any reason other than death or disability. The Board or the Compensation Committee (as applicable) may, in its sole discretion, accelerate the vesting or exercisability of the holder's awards that are unvested or not exercisable at the time of the holder's termination of employment or service.

        Change in Control.    All outstanding awards become fully vested and/or exercisable upon a "change in control." If an award is subject to performance-based vesting, performance is deemed to have been achieved at the target level or, if greater, the actual level of achievement as of the date of the Change in Control, annualized for the entire performance period, if appropriate. For the purposes of awards that are not subject to Section 409A of the Code (see "U.S. Tax Consequences" below), a change in control is defined as the occurrence of one or more of the following events:

  •
  a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company, by a Company employee benefit plan or any acquisition following which (1) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares; (2) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction; and (3) at least a majority of the directors are continuing directors; or

  •
  the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; or

  •
  the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares; (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction; and (c) at least a majority of the directors are continuing directors; or

  •
  any time continuing directors do not constitute a majority of the Board.

        For purposes of the Plan, continuing directors are individuals who were members of the Board on the effective date of the Plan or who were nominated for election or elected to the Board with the affirmative vote of at least two-thirds of the directors then comprising the Board or, if applicable, the Nominating Committee of the Board, who were continuing directors immediately prior to such nomination or election.

        For purposes of awards that are subject to Section 409A of the Code, each of the foregoing events will be deemed to be a change in control as long as each such event qualifies as a "change in control event" under Section 409A of the Code at the time of such event's occurrence.

        In general, stock options, stock appreciation rights and restricted stock are not subject to Section 409A of the Code, and phantom stock units are subject to Section 409A of the Code (although the Company intends that all such awards will be designed to avoid Section 409A of the Code's adverse tax consequences; see "U.S. Tax Consequences" below).

        Amendment and Termination.    The Plan may be terminated by the Board at any time without shareholder approval. The Board may amend the Plan (and the awards issued thereunder), but may not:

  •
  without prior approval of the shareholders, take any action that requires shareholder approval pursuant to any tax, regulatory or stock exchange requirements, including increasing the maximum number of shares of common stock that may be issued under the Plan; or

  •
  amend the Plan in a way that adversely affects any rights of an outstanding award holder without prior approval of the holder of such award, except in accordance with the Plan or applicable award.

        U.S. Tax Consequences.    The following brief description, which is based on existing law, sets forth certain of the federal income tax consequences of the grant of awards under the Plan. State and local tax treatment is subject to individual state and local laws and is not included in this description. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change by new legislation, by new regulations, by administrative pronouncements and by court decisions or by new or clarified interpretations or applications of existing laws, regulations, administrative pronouncements and court decisions. Any such change may affect the federal income tax consequences described below.

        Non-Qualified Stock Options.    An employee or non-employee director who is granted a non-qualified stock option will not recognize taxable income at the time the stock option is granted provided that such option is granted with an exercise price that is equal to or greater than the fair market value of a share of the Company's common stock on the date of grant. In general, an optionee will be subject to tax for the year of exercise on an amount of ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price, and the Company will receive a corresponding federal income tax deduction. Income tax withholding requirements apply upon exercise. The optionee's basis in the shares so acquired will be equal to the option exercise price plus the amount of ordinary income upon which he or she is taxed. Upon subsequent disposition of the shares, the optionee will recognize capital gain or loss, long-term or short-term, depending upon the length of time the shares are held after the stock option is exercised.

        Incentive Stock Options.    An employee who is granted an incentive stock option is not taxed at the time the option is granted. The tax consequences upon exercise and later disposition generally depend upon whether the optionee was an employee of the Company or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.

        If the optionee satisfies both the employment rule and the holding rule, for regular tax purposes the optionee will not recognize income upon exercise of the stock option and the Company will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.

        If the optionee meets the employment rule but fails to observe the holding rule (a "disqualifying disposition"), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sales price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sales price over the option exercise price. In both situations, the tax deduction allowable to the Company is limited to the ordinary income recognized by the optionee. Under current Internal Revenue Service guidelines, the Company is not required to withhold any federal income tax in the event of a disqualifying disposition.

        Different consequences may apply for an optionee subject to the alternative minimum tax.

        Stock Appreciation Rights.    An employee or non-employee director will not recognize taxable income upon the award of a stock appreciation right provided that the base amount of the stock appreciation right is equal to or greater than the fair market value of a share of the Company's common stock on the date the award is granted. Upon the exercise of stock appreciation rights, any cash received and the fair market value on the exercise date of any shares of common stock received will constitute ordinary income to the participant and will be subject to income tax withholding requirements. The Company will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Stock

        An employee or non-employee director who is awarded restricted stock generally will not recognize taxable income at the time the award is granted. Instead, a restricted stockholder will recognize ordinary taxable income when the stock is no longer subject to a substantial risk of forfeiture (generally, when the award vests) in an amount equal to the fair market value of the shares on that date and the Company will receive a corresponding Federal income tax deduction at that time. The amount recognized by the restricted stockholder is subject to income tax withholding requirements and the Company may satisfy such requirements by withholding a portion of the shares or by withholding cash from other compensation payable to the restricted stockholder. Upon disposition of the shares, the restricted stockholder will recognize capital gain or loss, long-term or short-term, depending on the length of time the shares are held, in an amount equal to the difference between the amount realized on the disposition and the restricted stockholder's basis in the shares (generally, the fair market value of the shares on the date the award vests).

        Alternatively, a restricted stockholder may file with the Internal Revenue Service a "Section 83(b) election" no later than thirty (30) days after the date of grant, as a result of which the restricted stockholder will recognize taxable ordinary income as of the grant date, generally in an amount equal to the fair market value of the stock at that time, less any amount paid for the stock. Upon subsequent disposition of the shares, the restricted stockholder will recognize capital gain or loss, long-term or short-term, equal to the difference between the sale price of the stock and the restricted stockholder's basis in the shares (usually the amount recognized as ordinary income at the time of grant), depending on the length of time the shares are held after the date of grant.

Phantom Stock Units

        An employee or non-employee director who is awarded phantom stock units generally will not recognize taxable income at the time the phantom stock units are granted. Instead, the grantee will recognize ordinary taxable income in an amount equal to the value of the cash or shares received in payment of the award, which amount will be subject to income tax withholding. The Company will receive a corresponding Federal income tax deduction at that time. If the grantee receives shares of Company stock in respect of the award, the grantee will recognize capital gain or loss, long-term or short-term, depending on the length of time the shares are held, at the time the shares are sold. The amount of the capital gain or loss will be equal to the difference between the amount realized on the sale of the shares and the grantee's basis in the shares (generally, the fair market value of the shares on the date the grantee received them).

Impact of Section 409A

        Section 409A of the Code applies to deferred compensation, unless the compensation was both deferred and vested prior to January 1, 2005. Generally speaking, "deferred compensation" is compensation earned currently, the payment of which is deferred to a later taxable year, and an amount is "vested" on the date that the individual's right to receive the amount is no longer conditioned on his or her performance of substantial future services or upon the occurrence of an event (such as a change in control) or the achievement of performance goals that are substantially related to the purpose of the compensation.

        Options, stock appreciation rights, restricted stock, phantom stock units and other awards available under the Plan are designed to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, an interest penalty and an additional 20% tax on the amount underlying the award.

        Deductibility of Executive Compensation.    Section 162(m) of the Code disallows a tax deduction to publicly held companies for compensation paid to the Chief Executive Officer and the three most highly compensated executive officers other than the Chief Executive Officer (currently excluding the Company's Chief Financial Officer), to the extent that total compensation exceeds $1 million per covered officer in any taxable year. The limitation applies only to compensation which is not considered to be performance-based. Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the Plan qualifies as performance-based compensation for purposes of Section 162(m) of the Code if awards are granted by a committee of "outside directors" as defined under Section 162(m) of the Code, the Plan states the maximum number of shares with respect to which options or stock appreciation rights may be granted during a specified period to any employee, the awards are granted with an exercise price at or above the fair market value of the Company's common stock on the date of grant and the Plan is approved by the shareholders. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m) of the Code and will not have to be taken into account for purposes of the $1 million limitation. Accordingly, all compensation deemed paid with respect to those stock options should be deductible by the Company without limitation under Section 162(m) of the Code. Compensation paid by the Company in connection with restricted stock, phantom stock units and other cash and equity based awards may be taken into account for purposes of the $1 million limitation for covered employees unless the individual award is specifically designed to comply with Section 162(m) of the Code's performance-based exemption. In order to satisfy Section 162(m)'s performance-based exemption, payment of these awards must be contingent on the satisfaction of objective performance goals established and certified by a committee comprised solely of two or more outside directors (such as the Compensation Committee) and the Plan must be approved by the Company's shareholders.

APPENDIX B

PENN NATIONAL GAMING, INC.

2008 LONG TERM INCENTIVE
COMPENSATION PLAN

Effective November 12, 2008, with proposed amendment

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Rule 16b-3		5
SAR Base Amount		5
Stock Appreciation Right or SAR		5
Stock Appreciation Right Award		5
Stock Option Award		5
Subsidiary		5
Ten Percent Shareholder		6
Section 2.2	Construction	6

ARTICLE III STOCK AVAILABLE FOR AWARDS		6
Section 3.1	Common Stock	6
Section 3.2	Number of Shares Deliverable	6
Section 3.3	Reusable Shares	6

ARTICLE IV AWARDS AND AWARD AGREEMENTS		7
Section 4.1	General	7
Section 4.2	Eligibility	7
Section 4.3	Terms and Conditions; Award Agreements	7
4.3.1 Terms and Conditions		8
4.3.2 Award Agreements		8

ARTICLE V OPTIONS		8
Section 5.1	Award of Options	8
5.1.1 Grants		8
5.1.2 Types of Options		8
5.1.3 Maximum Award To An Individual		8
5.1.4 Internal Revenue Code Limits		8
Section 5.2	Option Price	9
Section 5.3	Option Periods	9
Section 5.4	Exercisability	9
5.4.3 Method of Exercise		9
Section 5.5	Time and Method of Payment for Options	9
5.5.1 Form of Payment		9
5.5.2 Time of Payment		10
5.5.3 Methods for Tendering Shares		10
Section 5.6	Delivery of Shares Pursuant to Exercise of Option	10

ARTICLE VI STOCK APPRECIATION RIGHTS		10
Section 6.1	Award of SARs	10
6.1.1 Grants		10
6.1.2 Maximum Award To An Individual		10
6.1.3 SAR Base Amount		10
Section 6.2	SAR Periods	11
Section 6.3	Exercisability	11

ARTICLE XVI EFFECTIVE DATE AND TERM OF THE PLAN	25

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PENN NATIONAL GAMING, INC.

2008 LONG TERM INCENTIVE COMPENSATION PLAN

ARTICLE I
PURPOSE

The 2008 Long Term Incentive Compensation Plan is intended to advance the interests of Penn National Gaming, Inc., a Pennsylvania corporation, and its shareholders by providing a means by which the Company and its subsidiaries and affiliates shall be able to motivate directors and selected key employees (including officers) to direct their efforts to those activities that will contribute materially to the Company’s success.  The Plan is also intended to serve the best interests of the shareholders by linking remunerative benefits paid to employees who have substantial responsibility for the successful operation, administration and management of the Company and/or its subsidiaries and affiliates with the enhancement of shareholder value while such key employees increase their proprietary interest in the Company.  Finally, the Plan is intended to enable the Company to attract and retain in its service highly qualified persons for the successful conduct of its business.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

Section 2.1            Definitions

The following words and phrases when used in the Plan with an initial capital letter, unless their context clearly indicates to the contrary, shall have the respective meanings set forth below in this Section 2.1:

Act.  The Securities Exchange Act of 1934, as now in effect or as hereafter amended from time to time. References to any Section or Subsection of the Act are to such Section or Subsection as the same may from time to time be amended or renumbered and/or any comparable or succeeding provisions of any legislation that amends, supplements or replaces such Section or Subsection.

Award.  A grant of one of the following under the Plan: “Stock Option Award”; “Stock Appreciation Right Award”; “Restricted Stock Award”; “Phantom Stock Unit Award”; and “Other Award”; all as further defined herein.

Award Agreement.  The written instrument delivered by the Company to a Grantee evidencing an Award, and setting forth such terms and conditions of the Award as may be deemed appropriate by the Grantor. The Award Agreement shall be in a form approved by the Grantor, and once executed, shall be amended from time to time to include such additional or amended terms and conditions as the Grantor may specify after the execution in the exercise of his or its, as the case may be, powers under the Plan.

Beneficiary.  Any individual, estate or trust who or which by designation of the a Holder pursuant to Section 12.3 or operation of law succeeds to the rights and obligations of the Holder under the Plan and one or more Award Agreements.

Board.  The Board of Directors of the Company, as it may be constituted from time to time.

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Cause.  Fraud, embezzlement, theft or dishonesty against the Company, conviction of a felony, willful misconduct, being found unsuitable by a regulatory authority having jurisdiction over the Company, willful and wrongful disclosure of confidential information, engagement in competition with the Company and any other conduct defined as cause in any agreement between a Grantee and the Company or any Subsidiary, in each case during employment with the Company and all Subsidiaries or service as a Director, as the case may be.

Chairman.  The Chairman of the Board of the Company or his designee(s).

Change of Control.

(a)           With respect to Awards that are not “deferred compensation” under Section 409A of the Code, any of the following events shall constitute a Change of Control for purposes of this Plan:

(i)            the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of fifty percent (50%) or more of either (A) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Subsection (iii) below; or

(ii)           approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(iii)          consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the

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Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation (or other governing board of a non-corporate entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)          individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(b)           With respect to Awards that are “deferred compensation” under Section 409A of the Code, each of the foregoing events shall only be deemed to be a Change of Control for purposes of the Plan to the extent such event qualifies as a “change in control event” for purposes of Section 409A of the Code. The Grantor shall be entitled to amend or interpret the terms of any Award to the extent necessary to avoid adverse Federal income tax consequences to a Grantee under Section 409A of the Code.

Code.  The Internal Revenue Code of 1986, amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

Committee.  The Compensation Committee of the Board.

Common Stock.  Common stock of the Company, par value $.01.

Company.  Penn National Gaming, Inc., a Pennsylvania corporation, and its successors and assigns.

Date of Grant.  The date as of which the Grantor grants an Award.

Director.  A member of the Board who is not also an employee of the Company or any Subsidiary.

Disability.  A physical or mental impairment sufficient to make the Grantee who is an Employee eligible for benefits under the Company’s or Subsidiary’s long-term disability plan in which the Grantee is a participant. A Grantee who is a Director shall be treated as having a Disability if a physical or mental impairment would have made the Director eligible for benefits under the Company’s long-term disability plan had the Director been an Employee.

Effective Date.  November 12, 2008, the date on which the shareholders of the Company approved the Plan.

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Employee.  An employee of the Company or any Subsidiary or “parent corporation” within the meaning of Section 424(e) of the Code.

Fair Market Value.  With respect to the Common Stock on any day, (i) the closing sales price on the immediately preceding business day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, or (ii) if the Common Stock is not listed or admitted to trading on a securities exchange, as determined in a manner specified by the Committee determined in accordance with Section 409A of the Code. A “business day” is any day on which the relevant market is open for trading.

Grantee.  An Employee or former Employee of the Company or any Subsidiary to whom an Award is or has been granted. With respect to an Award, other than an Incentive Stock Option, a Director to whom an Award is or has been granted is also a Grantee.

Grantor.  With respect to an Award granted to an Employee, the Committee or the Chairman, as the case may be, that grants the Award. With respect to an Award granted to a Director, the Board or Committee is the Grantor.

Holder.  The individual who holds an Award, who shall be the Grantee or a Beneficiary.

Incentive Stock Option or ISO.  An Option that is intended to meet, and structured with a view to satisfying, the requirements of Section 422 of the Code and is designated by the Grantor as an Incentive Stock Option.

Non-Qualified Stock Option.  An Option that is not designated by the Grantor as an Incentive Stock Option, or an Option that is designated by the Grantor as an Incentive Stock Option if it does not satisfy the requirements of Section 422 of the Code.

Nonreporting Person.  A Grantee who is not subject to Section 16 of the Act.

Option or Stock Option.  A right granted pursuant to Article V.

Option Period.  The period beginning on the Date of Grant of an Option and ending on the date the Option terminates.

Option Price.  The per share price at which shares of Common Stock may be purchased upon exercise of a particular Option.

Other Award.  Awards granted pursuant to Article IX.

Performance Goals.  One or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or related company, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Grantor in the Award: free cash flow, EBITDA, sales, revenue, revenue growth, income, operating income, net income, net earnings, earnings per share, return on total capital, return on equity, cash flow, operating profit and margin rate, gross margins, debt leverage (debt to capital), market capitalization, total enterprise value (market capitalization plus debt), total shareholder return and stock price. With respect to any Award that is intended to be “performance-based

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compensation” under Section 162 of the Code, (i) the outcome of the Performance Goals must be substantially uncertain at the time the Grantor establishes the Performance Goals, and (ii) to the extent consistent with Section 162 of the Code, the Grantor shall appropriately adjust any Performance Goal to take into account the impact of any of the following events on the Company that occurs during the period to which such Performance Goal is applied: asset write-downs; litigation, claims, judgments, settlements; currency fluctuations and other non-cash charges; changes in applicable law, rule or regulation or accounting principles; accruals for reorganization and restructuring programs; costs incurred in the pursuit of acquisition opportunities; strikes, delays or similar disruptions by organized labor, guilds or horsemen’s organizations; national macroeconomic conditions; terrorism and other international hostilities; significant regional weather events; and any other extraordinary, unusual or non-recurring as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in the Company’s securities filings. Any Award may be granted subject to the attainment of such Performance Goals as determined by the Grantor.

Phantom Stock Unit.  A right granted under Article VIII.

Phantom Stock Unit Award.  An Award of Phantom Stock Units under Article VIII.

Plan.  Penn National Gaming, Inc. 2008 Long Term Incentive Compensation Plan, as set forth herein and as amended from time to time.

Reporting Person.  A Grantee who is subject to Section 16 of the Act.

Restricted Period.  The period of time beginning with the Date of Grant of a Restricted Stock Award or Phantom Stock Unit Award and ending when the Restricted Stock or Phantom Stock Unit is forfeited or when all conditions for vesting are satisfied.

Restricted Stock.  Shares of Common Stock issued pursuant to a Restricted Stock Award.

Restricted Stock Award.  An Award of Restricted Stock under Article VII.

Retirement.  Termination of service by the Grantee on or after the normal retirement date under a plan maintained by the Company or a Subsidiary in which the Grantee is a participant or under an applicable Company policy or procedure or as otherwise agreed to by the Company.

Rule 16b-3.  Rule 16b-3 of the General Rules and Regulations under the Act, or any law, rule, regulation or other provision that may hereafter replace such Rule.

SAR Base Amount.  An amount set forth in the Award Agreement for a SAR.

Stock Appreciation Right or SAR.  A right granted under Article VI.

Stock Appreciation Right Award.  An Award of Stock Appreciation Rights under Article VI.

Stock Option Award.  An Award of Options under Article V.

Subsidiary.  Any corporation, partnership, joint venture or other entity in which the Committee has determined that the Company had made, directly or indirectly through one or more intermediaries, a substantial investment or commitment, including, without limit, through the purchase of equity or debt

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or the entering into of a management agreement or joint operating agreement. In the case of Incentive Stock Options, Subsidiary shall mean any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

Ten Percent Shareholder.  A person owning shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code) or parent corporation (within the meaning of Section 424(e) of the Code).

Section 2.2            Construction

Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of Sections and Subsections of the Plan are inserted for convenience of reference, are not a part of the Plan, and are not to be considered in the construction hereof. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, and not to any particular provision or Section. The words “includes”, “including” and other similar compounds of the word “include” shall mean and refer to including without limitation. All references herein to specific Articles, Sections or Subsections shall mean Articles, Sections or Subsections of this document unless otherwise qualified.

ARTICLE III
STOCK AVAILABLE FOR AWARDS

Section 3.1            Common Stock

Shares of Common Stock may be delivered under the Plan, such shares to be made available from authorized but unissued shares or from shares reacquired by the Company, including shares purchased in the open market.

Section 3.2            Number of Shares Deliverable

Subject to adjustments as provided in Section 11.2, no more than 9,250,000 shares of Common Stock may be issued under the Plan. Any shares of Common Stock issued under Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Common Stock. Any shares of Common Stock issued under Awards granted on or after June 9, 2011 (other than Options or Stock Appreciation Rights) shall be counted against this limit as two and forty-four one hundredths (2.44) shares of Common Stock. Any shares of Common Stock issued under Awards granted prior to June 9, 2011 (other than Options or Stock Appreciation Rights) shall be counted as two and sixteen one hundredths (2.16) shares of Common Stock. Any Awards that are not settled in shares of Common Stock shall not count against this limit.

Section 3.3            Reusable Shares

Shares of Common Stock subject to an Award that are forfeited to the Company shall again be available for issuance under the Plan.

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ARTICLE IV
AWARDS AND AWARD AGREEMENTS

Section 4.1            General

4.1.1        Subject to the provisions of the Plan, the Committee may at any time and from time to time (i) determine and designate those Reporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Reporting Persons who are Employees shall be granted; (iii) determine the form or forms of Awards to be granted to any Reporting Person who is an Employee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Reporting Person who is an Employee; (v) determine the terms and conditions of each Award to a Reporting Person who is an Employee; (vi) determine the maximum aggregate number of shares or, for purposes of Other Awards payable in cash, the aggregate amount of cash subject to Awards to be granted to Nonreporting Persons, as a group, who are Employees; and (vii) determine the general form or forms of Awards to be granted to Nonreporting Persons who are Employees.

4.1.2        The Committee or the Chairman, subject to the provisions of the Plan and authorization by the Committee, may, at any time and from time to time, (i) determine and designate at any time and from time to time those Nonreporting Persons who are Employees to whom Awards are to be granted; (ii) determine the time or times when Awards to Nonreporting Persons who are Employees shall be granted; (iii) determine the form or forms of Award to be granted to any Nonreporting Person who is an Employee, from among the form or forms approved by the Committee; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to any Nonreporting Person who is an Employee; and (v) determine the terms and conditions of each Award to a Nonreporting Person who is an Employee.

4.1.3        Subject to the provisions of the Plan, the Board or Committee may, at any time and from time to time, (i) determine and designate at any time and from time to time those Directors to whom Awards, other than Incentive Stock Options, are to be granted; (ii) determine the time or times when Awards to Directors shall be granted; (iii) determine the form or forms of Awards to be granted to any Director; (iv) determine the number of shares of Common Stock or dollar amounts subject to or denominated by each Award to be granted to a Director; and (v) determine the terms and condition of each Award to a Director.

4.1.4        Awards may be granted singly, in combination or in tandem and may be made in combination or in tandem with or in replacement of, or as alternatives to awards or grants under any other employee plan maintained by the Company or its Subsidiaries. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date.

Section 4.2            Eligibility

Any Director or Employee, including any officer who is an Employee and any director who is an Employee, and, except with respect to Stock Options and SARs, an individual who has accepted the Company’s or a Subsidiary’s offer of employment but who has not commenced performing services for the Company or a Subsidiary, shall be eligible to receive Awards under the Plan.

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Section 4.3            Terms and Conditions; Award Agreements

4.3.1        Terms and Conditions.  Each Award granted pursuant to the Plan shall be subject to all of the terms, conditions and restrictions provided in the Plan and such other terms, conditions and restrictions, if any, as may be specified by the Grantor with respect to the Award at the time of the making of the Award or as may be amended or specified thereafter by the Grantor in the exercise of its or his, as the case may be, powers under the Plan. Without limiting the foregoing, it is understood that the Grantor may, at any time and from time to time after the granting of an Award hereunder, specify such amended or additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws, including, but not limited to, compliance with Federal and state securities laws, compliance with Federal and state gaming or racing laws, compliance with Federal and state tax laws that would otherwise result in adverse and unintended tax consequences for a Grantee, the Company or any Subsidiary and methods of withholding or providing for the payment of required taxes. The terms, conditions and restrictions with respect to any Award, Grantee or Award Agreement need not be identical with the terms, conditions and restrictions with respect to any other Award, Grantee or Award Agreement.

4.3.2        Award Agreements.  Except as otherwise provided in the Plan, each Award granted pursuant to the Plan shall be evidenced by an Award Agreement and shall comply with, and be subject to, the provisions of the Plan.

ARTICLE V
OPTIONS

Section 5.1            Award of Options

5.1.1        Grants.  From time to time, the Committee may grant Stock Option Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Stock Option Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and Options in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Options to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each Option relates. A Stock Option entitles the holder thereof to purchase full shares of Common Stock at a stated price for a specified period of time.

5.1.2        Types of Options

5.1.2.1     Employees.  Options granted to Employees pursuant to the Plan may be either in the form of Incentive Stock Options or in the form of Non-Qualified Stock Options.

5.1.2.2     Directors.  Options granted to Directors pursuant to the Plan will be in the form of Non-Qualified Stock Options.

5.1.3        Maximum Award To An Individual.  No individual shall be granted in any calendar year Options to purchase more than 1,000,000 shares of Common Stock.

5.1.4        Internal Revenue Code Limits.  Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-

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Qualified Stock Options) to the extent that either (1) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Grantee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (2) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of employment (or such other period of time provided in Section 422 of the Code).

Section 5.2            Option Price

The Option Price of Common Stock covered by each Option shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, provided, however, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, the Option Price shall be no less than 110% of the Fair Market Value of the of a share of Common Stock on the Date of Grant.

Section 5.3            Option Periods

The Grantor shall, from time to time, determine the term of each Option which shall be reflected in the Award Agreement. No Option may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed seven (7) years from the Date of Grant; provided, that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed 5 years.

Section 5.4            Exercisability

5.4.1        Subject to Article X and XIII, each Option shall be exercisable at any time or times during the term of the Option and in such amount or amounts and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may prescribe in the applicable Award Agreement.

5.4.2        Except as provided in Article X, or as otherwise provided in an Award Agreement, an Option may be exercised only during the Grantee’s employment with the Company or any of its Subsidiaries or service as a Director. No Option may be exercised for a fractional share.

5.4.3        Method of Exercise.  A Holder may exercise an Option, in whole or from time to time in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

Section 5.5            Time and Method of Payment for Options

5.5.1        Form of Payment.  The Holder shall pay the Option Price in cash (including a personal check) or, with the Grantor’s permission and according to such rules as it may prescribe, by delivering shares of Common Stock already owned by the Holder having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and such shares. The Grantor may also permit payment in accordance with a cashless exercise program under which, if so instructed by the Holder, shares of Common Stock may be issued directly to the Holder’s broker or dealer who in turn will sell the shares and pay the Option Price in cash to the Company from the sale proceeds. Finally, the Grantor may permit payment by reducing the number of shares of Common Stock delivered upon exercise by an amount equal to the largest number of whole shares of Common Stock with a Fair Market

9

Value that does not exceed the Option Price, with the remainder of the Option Price being payable in cash.

5.5.2        Time of Payment.  Except in the case where exercise is conditioned on a simultaneous sale of the Option shares pursuant to a cashless exercise, the Holder shall pay the Option Price before an Option is exercised.

5.5.3        Methods for Tendering Shares.  The Grantor shall determine acceptable methods for tendering shares of Common Stock as payment upon exercise of an Option and may impose such limitations and restrictions on the use of shares of Common stock to exercise an Option as it or he, as the case may be, deems appropriate.

Section 5.6            Delivery of Shares Pursuant to Exercise of Option

No shares of Common Stock shall be delivered pursuant to the exercise, in whole or in part, of any Option, unless and until (i) payment in full of the Option Price for such shares is received by the Company and (ii) compliance with all applicable requirements and conditions of the Plan, the Award Agreement and such rules and regulations as may be established by the Grantor, that are preconditions to delivery. Following exercise of the Option and payment in full of the Option Price and compliance with the conditions described in the preceding sentence, the Company shall promptly effect the issuance to the Grantee of such number of shares of Common Stock as are subject to the Option exercise.

ARTICLE VI
STOCK APPRECIATION RIGHTS

Section 6.1            Award of SARs

6.1.1        Grants.  From time to time the Committee may grant Stock Appreciation Rights Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Stock Appreciation Rights Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and SARs in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Stock Appreciation Rights to such Directors as the Board or Committee may select in its sole discretion. The Grantor shall determine the number of shares of Common Stock to which each SAR relates.

6.1.2        Maximum Award To An Individual.  No individual shall be granted in any calendar year SARs to purchase more than 1,000,000 shares of Common Stock.

6.1.3        SAR Base Amount.  The SAR Base Amount with respect to each SAR shall be determined by the Grantor, but shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.

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Section 6.2            SAR Periods

The Grantor shall, from time to time, determine the term of each SAR. No SAR may be exercised after the expiration of its term. Subject to earlier termination as provided in the Plan, the term shall not exceed seven (7) years from the Date of Grant.

Section 6.3            Exercisability

6.3.1        Subject to Articles X and XIII, each SAR shall be exercisable at any time or times during the term of the SAR and in such amount or amounts and subject to such conditions, including, without limitation, attainment of one or more Performance Goals, as the Grantor may, from time to time, prescribe in the applicable Award Agreement.

6.3.2        Except as provided in Article X, or as otherwise provided in an Award Agreement, a SAR may be exercised only during the Grantee’s employment with the Company or any of its Subsidiaries or service as a Director.

Section 6.4            Method of Exercise

A Holder may exercise a SAR, in whole or from time to time in part, by giving notice of exercise to the Company, in a form and manner acceptable to the Company.

Section 6.5            Payment Amount, Time and Method of Payment With Respect to SARs

6.5.1        A SAR entitles the Holder thereof, upon the Holder’s exercise of the SAR, to receive an amount equal to the product of (i) the amount by which the Fair Market Value on the exercise date of one share of Common Stock exceeds the SAR Base Amount for such SAR, and (ii) the number of shares covered by the SAR, or portion thereof, that is exercised.

6.5.2        Any payment which may become due from the Company by reason of a Grantee’s exercise of a SAR may be paid to the Grantee all in cash, all in shares of Common Stock or partly in shares and partly in cash, as determined by the Grantor and as provided in the Award Agreement.

6.5.3        In the event that all or a portion of the payment is made in shares of Common Stock, the number of shares of Common Stock received shall be determined by dividing the amount of the payment by the Fair Market Value of a share of Common Stock on the exercise date of the SAR. Cash will be paid in lieu of any fractional share of Common Stock.

6.5.4        Amounts payable in connection with a SAR shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Committee or Grantor.

Section 6.6            Nature of SARs

SARs shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. SARs shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the SARs shall be and remain the sole property of the Company and all Grantees’ rights hereunder are limited to the rights to receive cash and shares of Common Stock as provided in the Plan.

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ARTICLE VII
RESTRICTED STOCK AWARDS

Section 7.1            Grants

From time to time, the Committee may grant Restricted Stock Awards in such number as it may determine to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant in such number as the Committee or the Chairman may determine Restricted Stock Awards to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate number of Awards in general and shares of Restricted Stock in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Restricted Stock Awards to such Directors as the Board or Committee may select in its sole discretion. A Restricted Stock Award is a grant of shares of Common Stock subject to those conditions, if any, set forth in the Plan and the Award Agreement.

Section 7.2            Maximum Award to An Individual

No individual shall be granted or receive in any calendar year a Restricted Stock Award of more than 1,000,000 shares of Common Stock.

Section 7.3            Restricted Period

The Grantor may, from time to time, establish any condition or conditions on which the Restricted Stock Award will vest and no longer be subject to forfeiture. Such conditions may include, without limitation, continued employment by the Grantee or service as a Director, as the case may be, for a period of time specified in the Award Agreement or the attainment of one or more Performance Goals within a time period specified in the Award Agreement. A Restricted Stock Award may, if the Grantor in its sole discretion decides, provide for an unconditioned grant.

Section 7.4            Restrictions and Forfeiture

Except as otherwise provided in the Plan or the applicable Award Agreement, the Restricted Stock shall be subject to the following restrictions until the expiration or termination of the Restricted Period: (i) a Holder shall not be entitled to delivery of a certificate evidencing the shares of Restricted Stock until the end of the Restricted Period and the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock and (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period, and until the satisfaction of any and all other conditions specified in the Award Agreement applicable to such Restricted Stock. Upon the forfeiture of any Restricted Stock, such forfeited shares shall be transferred to the Company without further acts by the Holder.

Section 7.5            Issuance of Stock and Stock Certificate(s)

7.5.1        Issuance.  As soon as practicable after the Date of Grant of a Restricted Stock Award, the Company shall cause to be issued in the name of the Grantee (and held by the Company, if applicable, under Section 7.4) such number of shares of Common Stock as constitutes the Restricted Stock awarded

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under the Restricted Stock Award. Each such issuance shall be subject throughout the Restricted Period to the terms, conditions and restrictions contained in the Plan and/or the Award Agreement.

7.5.2        Custody and Registration.  Any issuance of Restricted Stock may be evidenced in such manner as the Grantor may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock, such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Section 7.6            Shareholder Rights

Following registration in the Grantee’s name, during the Restricted Period, the Grantee shall have the entire beneficial interest in, and all rights and privileges of a shareholder as to, such shares of Common Stock covered by the Restricted Stock Award, including, but not limited to, the right to vote such shares and the right to receive dividends, subject to the restrictions and forfeitures set forth herein. Any shares of Common Stock distributed as a dividend or otherwise with respect to any shares of Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock shares.

Section 7.7            Delivery of Shares

Upon the expiration (without a forfeiture) or earlier termination of the Restricted Period or at such earlier time as provided under the Plan, all shares of Restricted Stock shall be released from all restrictions and forfeiture provisions hereunder, any similar restrictions and forfeiture provisions under the Award Agreement applicable to such shares and all other restrictions and forfeiture provisions of the Plan or such Award Agreement. No payment will be required from the Holder upon the delivery of any shares of Restricted Stock, except that any amount necessary to satisfy applicable Federal, state or local tax requirements shall be paid by the Holder in accordance with the requirements of the Plan.

ARTICLE VIII
PHANTOM STOCK UNIT AWARDS

Section 8.1            Grants

From time to time, the Committee may grant Phantom Stock Unit Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Phantom Stock Unit Awards in such number as the Committee or the Chairman may determine to such Nonreporting Persons as the Committee or the Chairman may select in its or his, as the case May be, sole discretion who are Employees; provided, however, each and all such grants shall be subject to any maximum aggregate number of Awards in general and Phantom Stock Unit Awards in particular established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Phantom Stock Unit Awards to such Directors as the Board or Committee may select in its sole discretion. A Phantom Stock Unit represents the right to receive, without payment to the Company, shares of Common Stock, an amount of cash equal to the value of a share of Common Stock on a future date or any combination thereof, as determined by the Grantor.

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Section 8.2            Maximum Award to An Individual

No individual shall be granted or receive in any calendar year a combination of Phantom Stock Unit Awards representing more than 1,000,000 shares of Common Stock.

Section 8.3            Vesting of Phantom Stock Unit Awards

Phantom Stock Units shall become vested as determined by the Grantor, from time to time, and as set forth in the applicable Award Agreement, unless otherwise described in the Plan.

Section 8.4            Cash Value of Phantom Stock Unit Payments

The amount payable with respect to each vested Phantom Stock Unit payable in cash shall be an amount determined by multiplying the number of Phantom Stock Units by the Fair Market Value of one share of Common Stock as of the vesting date.

Section 8.5            Time of Payment

Amounts payable in connection with a Phantom Stock Unit shall be paid to the Holder, as determined by the Grantor and as set forth in the applicable Award Agreement or in accordance with such rules, regulations and procedures as may be adopted by the Grantor but in no event later than two and one-half months following the end of the calendar year in which a restriction lapses or a vesting condition is met.

Section 8.6            Nature of Phantom Stock Units

Phantom Stock Units shall be used solely as a device for the measurement and determination of the amount to be paid on behalf of Grantees as provided in the Plan. Phantom Stock Units shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Phantom Stock Units shall be and remain the sole property of the Company and all Grantees’ rights hereunder are limited to the rights to receive cash or shares of Common Stock as provided in the Plan.

ARTICLE IX
OTHER AWARDS

Section 9.1            Grants

From time to time, the Committee may grant Other Awards to such Reporting Persons who are Employees as the Committee may select in its sole discretion. From time to time, the Committee or the Chairman may grant Other Awards to such Nonreporting Persons who are Employees as the Committee or the Chairman may select in its or his, as the case may be, sole discretion; provided, however, each and all such grants shall be subject to any maximum aggregate amount of Awards in general and Other Awards in particular (if any) established by the Committee for grants under the Plan for Nonreporting Persons who are Employees as a group. From time to time, the Board or Committee may grant Other Awards to such Directors as the Board or Committee may select in its sole discretion. An Other Award may or may not be evidenced by an Award Agreement.

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Section 9.2            Maximum Award to An Individual

9.2.1   Awards Denominated or Payable with Reference to Common Stock.  No individual shall be granted or receive in any calendar year Other Awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock (including, without limitation, securities convertible into shares of Common Stock) representing more than 1,000,000 shares of Common Stock.

9.2.2   Awards Denominated or Payable with Reference to Cash.  No individual shall be granted or receive in any calendar year Other Awards denominated by or payable in cash representing more than $6,000,000.

Section 9.3            Description of Other Awards

An Other Award may be a grant of a type of equity-based, equity-related, or cash based Award not otherwise described by the terms of the Plan in such amounts and subject to such terms and conditions as determined by the Grantor, from time to time, under the Plan, including but not limited to being subject to Performance Goals. Such Awards may provide for the payment of shares of Common Stock or cash or any combination thereof to a Grantee. The value of a cash-based Other Award shall be determined by the Grantor.

ARTICLE X
TERMINATION OF EMPLOYMENT OR CESSATION OF BOARD SERVICE

Section 10.1         Stock Options and SARs

If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Options or SARs ceases to be an Employee or Director of the Company and all Subsidiaries for any reason, then the Grantee’s Options and SARs that are exercisable as of the termination or cessation date shall be cancelled and forfeited at the end of the 120th day after such date and all Options and SARs that are not exercisable as of the termination or cessation date shall be forfeited and cancelled as of such date except in cases of where such termination of employment or cessation of service is a result of (i) the Grantee’s death or Disability, in which case the Grantee’s Options or SARs that are not then exercisable shall thereupon become exercisable and all Options and SARs shall remain exercisable for the balance of their respective terms, (ii) resignation (other than for Retirement) by the Employee or Director, in which case the Grantee’s Options or SARs that are exercisable as of such termination or cessation date shall be cancelled and forfeited at the end of the 30th day after such date and (iii) termination for Cause by the Company, a Subsidiary, or the Board, in which case all of the Grantee’s Options and SARs, whether or not then exercisable, shall be cancelled and forfeited as of such termination date.

Section 10.2         Restricted Stock and Phantom Stock Units

If a Grantee who was an Employee or Director, as the case may be, when the Grantee received the Restricted Stock or Phantom Stock Units ceases to (i) be employed by the Company and all Subsidiaries or (ii) serve as a Director, then all of the Grantee’s Restricted Stock and Phantom Stock Units that remain subject to restriction or vesting at such time shall be cancelled and forfeited except in

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cases of such Grantee’s death or Disability, in which case any remaining restriction or vesting shall thereupon lapse.

Section 10.3         Date of Termination of Employment

Termination of employment of a Grantee for any of the reasons enumerated in this Article X shall, for purposes of the Plan, be deemed to have occurred as of the date which is recorded in the ordinary course in the Company’s or a Subsidiary’s books and records in accordance with the then-prevailing procedures and practices of the Company or the Subsidiary or, if earlier with respect to Awards that are “deferred compensation” under Section 409A of the Code, when a Grantee has a “separation from service” as defined in the regulations promulgated under Section 409A of the Code.

Section 10.4         Specified Employee Restriction

Notwithstanding anything in this Plan to the contrary, with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to such Award upon the Holder’s termination of employment or service shall be delayed until the first day of the seventh month following his “separation from service” as defined under Section 409A of the Code, if the Holder is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the uniform policy adopted by the Committee with respect to all of the arrangements subject to Section 409A of the Code maintained by the Company and its Subsidiaries).

Section 10.5         Immediate Forfeiture; Acceleration

Except as otherwise provided in this Article X or in an Award Agreement or as otherwise determined by the Grantor, once a Grantee’s employment terminates or Board service ceases, as the case may be, any Award that is not then exercisable or vested or as to which any restrictions have not lapsed shall be cancelled and forfeited to the Company; provided, however, that the Grantor may, subject to the provisions of Sections 5.3 and 6.2, extend the periods during which Awards may be exercised or provide for acceleration or continuation of the exercise or vesting date or the lapse of restrictions of such Awards to such extent and under such terms and conditions as such Grantor deems appropriate.

Section 10.6         Terms of Award Agreement

The terms of any Award Agreement may address any of the issues provided for in this Article. In the event of a discrepancy between such terms and the terms of this Article, the terms of the Award Agreement shall apply.

ARTICLE XI
CERTAIN TERMS APPLICABLE TO ALL AWARDS

Section 11.1         Withholding Taxes

The Company and any Subsidiary shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, shares of Common Stock, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as

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may be necessary in the opinion of the Company or a Subsidiary to satisfy statutory withholding obligations for the payment of such taxes.

Section 11.2         Adjustments to Reflect Capital Changes

11.2.1   Recapitalization, etc.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock, other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined in Statement of Financial Accounting Standards No. 123 (revised), or otherwise affects the shares of Common Stock, then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

11.2.1.1   the number and type of shares of Common Stock or other securities which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in the Plan (other than the individual limits set forth in Sections 5.1.3, 6.1.2, 7.2, 8.2 and 9.2.1, which shall not be subject to adjustment unless such adjustment can be made in a manner that satisfies the requirements of Section 162(m) of the Code);

11.2.1.2   the number and type of shares of Common Stock or other securities subject to outstanding Awards;

11.2.1.3   the grant, purchase, SAR Base Amount or Option Price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

11.2.1.4   other value determinations applicable to outstanding Awards.

11.2.2   Sale or Reorganization.  After any reorganization, merger or consolidation whether or not the Company is the surviving corporation and unless there is a provision in the sale or reorganization agreement to the contrary, each Grantee shall, at no additional cost, be entitled upon any exercise of an Option or receipt of other Award to receive (subject to any required action by shareholders), in lieu of the number of shares of Common Stock receivable or exercisable pursuant to such Award, the number and class of shares of stock or other securities to which such Grantee would have been entitled pursuant to the terms of the reorganization, merger or consolidation if, at the time of such reorganization, merger or consolidation, such Grantee had been the holder of record of a number of shares of stock equal to the number of shares receivable or exercisable pursuant to such Award. Comparable rights shall accrue to each Grantee in the event of successive reorganizations, mergers or consolidations of the character described above.

11.2.3   Options to Purchase Stock of Acquired Companies.  After any reorganization, merger or consolidation in which the Company or a Subsidiary shall be a surviving corporation, the Committee may grant substituted options under the provisions of the Plan, pursuant to Section 424 of the Code, replacing old options granted under a plan of another party to the reorganization, merger or consolidation whose stock subject to the old options may no longer be issued following such merger or consolidation. The foregoing adjustments and manner of application of the foregoing provisions shall be

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determined by the Committee in its sole discretion. Any such adjustments may provide for the elimination of any fractional shares which might otherwise become subject to any Options.

Section 11.3         Failure to Comply with Terms and Conditions

Notwithstanding any other provision of the Plan, any outstanding Awards, including, without limit, any rights of payment or delivery or any other rights of a Holder with respect to any Award shall, unless otherwise determined by the Grantor, be immediately forfeited and cancelled if the Holder:

(i)            breaches any term, restriction and/or condition of the Plan, any Award Agreement or any employment, separation or other agreement between the Holder and the Company or its Subsidiaries; or

(ii)           while serving as a Director or an Employee, is employed by or serves as a director of a competitor of the Company or its Subsidiaries, or shall be engaged in any activity in competition with the Company or its Subsidiaries; or

(iii)          within one (1) year of the Grantee’s termination of employment or cessation of Board service with the Company and its Subsidiaries, solicits or assists in soliciting, directly or in any manner, any person employed by the Company or a Subsidiary to leave such employment or recruit, make an offer of employment to, or hire any such person; or

(iv)          divulges at any time any confidential information belonging to the Company or any Subsidiary.

The determination of the Grantor as to the occurrence of any of the events specified in this Section 11.3 shall be conclusive and binding upon all persons for all purposes.

Section 11.4         Regulatory Approvals and Listing

The Company shall not be required to issue any certificate or certificates for shares of Common Stock under the Plan prior to (i) obtaining any approval from any governmental agency which the Company shall, in its discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on any national securities exchange on which the Company’s Common Stock may be listed, and (iii) the completion of any registration or other qualification of such shares of Common Stock under any state or Federal law or ruling or regulations of any governmental body which the Company shall, in its discretion, determine to be necessary or advisable.

Section 11.5         Restrictions Upon Resale of Stock

If the shares of Common Stock that have been issued to a Holder pursuant to the terms of the Plan are not registered under the Securities Act of 1933, as amended (“Securities Act”), pursuant to an effective registration statement, such Holder, if the Committee shall deem it advisable, may be required to represent and agree in writing (i) that any such shares acquired by such Holder pursuant to the Plan will not be sold except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from registration under the Securities Act and, (ii) that such Holder is acquiring such shares for his own account and not with a view to the distribution thereof.

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Section 11.6         Reporting Person Limitation

Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Act and any successor provision, any Common Stock or other equity security offered under the Plan to a Reporting Person may not be sold for at least six (6) months after the earlier of acquisition of the security or the date of grant of the derivative security, if any, pursuant to which the Common Stock or other equity security was acquired.

ARTICLE XII
ADMINISTRATION OF THE PLAN

Section 12.1         Committee

The Plan shall be administered by or under the direction of the Committee.

Section 12.2         Committee Actions

Except for matters required by the terms of the Plan to be decided by the Board or the Chairman, the Committee shall have full power and authority to interpret and construe the Plan, to prescribe, amend and rescind rules, regulations, policies and practices, to impose such conditions and restrictions on Awards as it deems appropriate and to make all other determinations necessary or desirable in connection with the administration of, or the performance of its responsibilities under, the Plan.

Section 12.3         Designation of Beneficiary

Each Holder may file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award, if any, payable under the Plan upon his death. A Holder may from time to time revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Holder’s death, and in no event shall it be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Holder’s death, or if no designated Beneficiary survives the Holder or if such designation conflicts with law, the Holder’s estate shall be entitled to receive the Award, if any, payable under the Plan upon his death. If the Committee is in doubt as to the right of any person to receive such Award, the Company may retain such Award, without liability for any interest thereon, until the Committee determines the rights thereto, or the Company may pay such Award into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefore.

Section 12.4         No Right to an Award or to Continued Employment

No Grantee or other person shall have any claim or right to be granted an Award under the Plan. Neither the action of the Company in establishing the Plan, nor any provisions hereof, nor any action taken by the Company, any Subsidiary, the Board, the Committee or the Chairman pursuant to such provisions shall be construed as creating in any employee or class of employees any right with respect to continuation of employment by the Company or any of its Subsidiaries, and they shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to employ, discipline, discharge, terminate, lay off or retire any Grantee, with or without cause, to discipline any employee, or to

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otherwise affect the Company’s or a Subsidiary’s right to make employment decisions with respect to any Grantee.

Section 12.5         Discretion of the Grantor

Whenever the terms of the Plan provide for or permit a decision to be made or an action to be taken by a Grantor, such decision may be made or such action taken in the sole and absolute discretion of such Grantor and shall be final, conclusive and binding on all persons for all purposes; provided, however, that the Board may review any decision or action of the Grantor and it may reverse or modify such Award, decision or act as it deems appropriate. The Grantor’s determinations under the Plan, including, without limitation the determination of any person to receive awards and the amount of such awards, need not be uniform.

Section 12.6         Indemnification and Exculpation

12.6.1   Indemnification.  Each person who is or shall have been a member of the Board or the Committee and each director, officer or employee of the Company or any Subsidiary to whom any duty or power related to the administration or interpretation of the Plan may be delegated (each, an “Indemnified Person”), shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be or become a party or in which he may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company’s written approval) or paid by him in satisfaction of a judgment in any such action, suit or proceeding, except a judgment in favor of the Company based upon a finding of his bad faith; subject, however, to the condition that upon the institution of any claim, action, suit or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of, and shall be in addition to, any other right to which such person may be entitled under the Company’s charter or bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

12.6.2   Exculpation.  No Indemnified Person shall be personally liable by reason of any contract or other instrument executed by him or on his behalf in his capacity as an Indemnified Person hereunder, nor for any mistake of judgment made in good faith, unless otherwise provided by law. Each Indemnified Person shall be fully justified in relying or acting upon in good faith any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any Indemnified Person be liable for any determination made or other action taken or any omission to act in reliance upon such report or information, for any action (including the furnishing of information) taken or any failure to act, if in good faith.

Section 12.7         Unfunded Plan

The Plan is intended to constitute an unfunded, long-term incentive compensation plan for certain selected employees. No special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Company may, but shall not be obligated to, acquire shares of its Common Stock from time to time in anticipation of its obligations under the Plan, but no Grantee shall have any right in or against any shares of stock so acquired. All such stock shall constitute general assets of the Company and may be disposed of by the Company at such time and for

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such purposes as it may deem appropriate. No obligation or liability of the Company to any Grantee with respect to any right to receive a distribution or payment under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.

Section 12.8         Inalienability of Rights and Interests

The rights and interests of a Holder under the Plan are personal to the Holder and to any person or persons who may become entitled to distribution or payments under the Plan by reason of death of the Holder, and the rights and interests of the Holder or any such person (including, without limitation, any Award distributable or payable under the Plan) shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Holder, provided that transfers pursuant to a qualified domestic relations order shall be allowable. If any Holder shall attempt to alienate, sell, transfer, assign, pledge, encumber or charge any of his rights or interests under the Plan, (including without limitation, any Award payable under the Plan) then the Committee may hold or apply such benefit or any part thereof to or for the benefit of such Holder in such manner and in such proportions as the Committee may consider proper. Notwithstanding the foregoing, the Holder, subject to the approval of the Company may elect to irrevocably transfer some or all of an Award to a family member. For this purpose, a family member shall refer to one or more of the Holder’s spouse, children or grandchildren, or to a trust established solely for the benefit of, or to a partnership whose partners are, the Holder’s spouse, children and grandchildren; provided, however, that:

(i)            the Award, once transferred, may not again be transferred except by will or by the laws of descent and distribution;

(ii)           the Award, once transferred, shall remain subject to the same terms and conditions of the Award in effect before the transfer and the transferee of the Award (the “Transferee”) must comply with all other provisions of the Award; and

(iii)          the Holder receives no consideration for such transfer. No transferred Award shall be exercisable following a transfer, as provided for herein, unless the Committee receives written notice from the Holder in a form and manner satisfactory to the Committee, in its sole discretion, to the effect that a transfer of the Award has occurred and the notice identifies the Award transferred, the identity of the Transferee and his relationship to the Holder.

Section 12.9         Awards Not Includable for Benefit Purposes

Except as otherwise set forth in any applicable 401(k) plan, payments received by a Grantee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Grantee which are maintained by the Company or any of its Subsidiaries, except as may be determined by the Committee.

Section 12.10       No Issuance of Fractional Shares

The Company shall not be required to deliver any fractional share of Common Stock but, as determined by the Committee, may pay a cash amount to the Holder in lieu thereof, except as otherwise provided in the Plan, equal to the Fair Market Value (determined as of an appropriate date determined by the Committee) of such fractional share.

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Section 12.11       Modification for International Grantees

Notwithstanding any provision to the contrary, the Committee may incorporate such provisions, or make such modifications or amendments in Award Agreements of Grantees who reside or are employed outside of the United States of America, or who are citizens of a country other than the United States of America, as the Committee deems necessary or appropriate to accomplish the purposes of the Plan with respect to such Grantee in light of differences in applicable law, tax policies or customs, and to ascertain compliance with all applicable laws.

Section 12.12       Leaves of Absence

The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any Award. Without limiting the generality of the foregoing, the Grantor shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan and, (b) the impact, if any, of any such leave of absence on awards under the Plan theretofore made to any recipient who takes such leave of absence. Notwithstanding the foregoing, with respect to Awards that are “deferred compensation” under Section 409A of the Code, any leave of absence taken by the recipient shall constitute a termination of employment within the meaning of the Plan when the recipient has a “separation from service” as defined in the regulations promulgated under Section 409A of the Code.

Section 12.13       Communications

12.13.1   Communications by the Grantor.  All notices, statements, reports and other communications made, delivered or transmitted to a Holder or other person under the Plan shall be deemed to have been duly given, made or transmitted, when sent electronically to a Company or Subsidiary e-mail address, when delivered to, or when mailed by first-class mail, postage prepaid and addressed to, such Holder or other person at his address last appearing on the records of the Company.

12.13.2   Communications by the Directors, Employees, and Others.  All elections, designations, requests, notices, instructions and other communications made, delivered or transmitted by the Company, a Subsidiary, Grantee, Beneficiary or other person to the Committee required or permitted under the Plan shall be transmitted by any means authorized by the Committee or shall be mailed by first-class mail or delivered to the Company’s principal office to the attention of the Company’s Secretary or such other location as may be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee at such location.

Section 12.14       Parties in Interest

The provisions of the Plan and the terms and conditions of any Award shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of each Grantee, including, without limitation, such Grantee’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Grantee. The obligations of the Company under the Plan shall be binding upon the Company and its successors and assigns.

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Section 12.15       Severability

Whenever possible, each provision in the Plan and every Award at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (b) all other provisions of the Plan and every other Award at any time granted under the Plan shall remain in full force and effect.

Section 12.16       Compliance with Laws

The Plan and the grant of Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and to make any such other amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

Section 12.17       No Strict Construction

No rule of strict construction shall be implied against the Company, the Committee, the Chairman or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee or the Board.

Section 12.18       Modification

This document contains all of the provisions of the Plan and no provisions may be waived, modified or otherwise altered except in a writing adopted by the Board.

Section 12.19       Governing Law

All questions pertaining to validity, construction and administration of the Plan and the rights of all persons hereunder shall be determined with reference to, and the provisions of the Plan shall be governed by and shall be construed in conformity with, the internal laws of the Commonwealth of Pennsylvania without regard to any of its conflict of laws principles.

ARTICLE XIII
CHANGE OF CONTROL

Section 13.1         Options and SARS

In the event of a Change of Control, all Options and SARs outstanding on the date of such Change of Control shall become immediately and fully exercisable, provided that in the case of any outstanding Options or SARs subject to a performance-based vesting schedule, performance shall be deemed to have been achieved at the target level or, if greater, the actual level of achievement as of the

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date of the Change of Control, annualized for the entire performance period, if appropriate, and, in the case of SARs, if payable in cash, shall be paid within thirty (30) days after a Change of Control to all Grantees who have been granted such Award. In all other respects not inconsistent with such acceleration, the Options and SARs shall continue to be governed by the terms of their Award Agreements and the Plan.

Section 13.2         Restricted Stock Awards and Phantom Stock Unit Awards

In the event of a Change of Control, all restrictions with respect to Restricted Stock Awards and Phantom Stock Unit Awards shall immediately lapse, provided that in the case of any outstanding Restricted Stock Awards or Phantom Stock Unit Awards with restrictions subject to the achievement of certain performance-based goals, performance shall be deemed to have been achieved at the target level or, if greater, the actual level of achievement as of the date of the Change of Control, annualized for the entire performance period, if appropriate, and, if payable in cash, shall be paid within thirty (30) days after a Change of Control to all Grantees who have been granted such Award.

ARTICLE XIV

AMENDMENT AND TERMINATION

Section 14.1         Amendment; No Repricing

The Board with respect to the Plan, and the Grantor with respect to any Award Agreement, reserve the right at any time or times to modify, alter or amend, in whole or in part, any or all of the provisions of the Plan or any Award Agreement to any extent and in any manner that it or he, as the case may be, may deem advisable, and no consent or approval by the shareholders of the Company, by any Grantee or Beneficiary, or by any other person, committee or entity of any kind shall be required to make any modification, alteration or amendment; provided, however, that the Board shall not, without the requisite affirmative approval of the shareholders of the Company, make any modification, alteration or amendment that requires shareholders’ approval under any applicable law, the Code or stock exchange requirements. No modification, alteration or amendment of the Plan or any Award Agreement may, without the consent of the Grantee (or the Grantee’s Beneficiaries in case of the Grantee’s death) to whom any Award shall theretofore have been granted under the Plan, adversely affect any right of such Grantee under such Award, except in accordance with the provisions of the Plan and/or any Award Agreement applicable to any such Award. Subject to the provisions of this Section 14.1, any modification, alteration or amendment of any provisions of the Plan may be made retroactively. Except as otherwise provided in Section 11.2 hereof, neither the Committee nor the Board shall reduce the SAR Base Amount or Option Price, as applicable, of Stock Options or SARS previously awarded to any Grantee, whether through amendment, cancellation or replacement grant, or any other means, without the requisite prior affirmative approval of the shareholders of the Company.

Section 14.2         Suspension or Termination

The Board reserves the right at any time to suspend or terminate, in whole or in part, any or all of the provisions of the Plan for any reason and without the consent of or approval by the shareholders of the Company, any Holder or any other person, committee or entity of any kind; provided, however, that no such suspension or termination shall adversely affect any right or obligation with respect to any Award theretofore made except as herein otherwise provided.

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ARTICLE XV
SECTION 409A

It is the intention of the Company that no Award shall constitute a “nonqualified deferred compensation plan” subject to Section 409A of the Code, unless and to the extent that the Grantor specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Grantor determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto and any rules regarding treatment of such Awards in the event of a Change of Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

ARTICLE XVI
EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall become effective on the Effective Date if it is approved by the shareholders of the Company. No Award shall be granted under the Plan after the date specified in Section 4.1.4. The Plan will continue in effect for existing Awards as long as any such Awards are outstanding.

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PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 VOTE BY INTERNET —www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE —1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M36401-P11211 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Peter M. Carlino, Harold Cramer and Saul V. Reibstein to serve as Class III Directors until the Annual Meeting of Shareholders of the Company to be held in the year 2014 or until their respective successors are elected and qualified. Nominees: 01) Peter M. Carlino 02) Harold Cramer 03) Saul V. Reibstein The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 Year 2 Years 3 Years Abstain 2. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for 2011. 5. Advisory vote on the frequency of the executive compensation vote. The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain 6. Shareholder proposal on majority voting. 3. Approval of an amendment to the Company's 2008 Long Term Incentive Compensation Plan (the “Plan”) to increase the total number of shares available for issuance and to approve the Plan for purposes of Section 162(m) of the Internal Revenue Code. 4. Advisory vote on executive compensation. NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer. Signature (PLEASE SIGN WITHIN BOX) Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M36402-P11211 PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 9, 2011 The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) John M. Jacquemin and Barbara Z. Shattuck and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 9, 2011 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2, 3 AND 4, FOR 3 YEARS ON PROXY ITEM NO. 5 AND AGAINST PROXY ITEM NO. 6 AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE DATE AND SIGN ON THE OTHER SIDE AND RETURN THIS PROXY PROMPTLY.